As filed with the Securities and Exchange Commission on January 13, 1999
                                                      Registration No. 333-63987


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                 AMENDMENT NO. ^3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ----------------------


                          Village Financial Corporation
           ---------------------------------------------------------
          (Exact name of Small Business Issuer as specified in charter)



           New Jersey                     6035               22-3562091
------------------------------- ---------------------     ------------------
^(State or other jurisdiction    (Primary SIC No.)         (I.R.S. Employer
of incorporation or                                       Identification No.)
organization)


         590 Lawrence Square Boulevard, Lawrenceville, New Jersey 08648
                                 (609) 730-0183
   (Address, including zip code, and telephone number, including area code, of principal executive offices and principal place of business)


                          Kenneth J. Stephon, President
                          Village Financial Corporation
                  P.O. Box 6554, 590 Lawrence Square Boulevard
                         Lawrenceville, New Jersey 08648
                                 (609) 730-0183
        ----------------------------------------------------------------
          (Name, address and telephone number of agent for service)


                  Please send copies of all communications to:
                               John J. Spidi, Esq.
                              Andrew S. White, Esq.
                      Malizia, Spidi, Sloane & Fisch, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable after this registration statement becomes effective.


--------------------------------------------------------------------------------

PROSPECTUS

^ 425,000 to 1,200,000 Shares of Common Stock    ^ Village Financial Corporation
                   A Proposed Holding Company for Village Bank (In Organization)
                                                   590 Lawrence Square Boulevard
                                                 Lawrenceville, New Jersey 08648
================================================================================
         Village Financial Corporation is a New Jersey corporation formed in January 1998 to become the holding company for Village Bank, a proposed
FDIC-insured federal savings bank to be located in Lawrenceville, New Jersey. Village Financial Corporation will own all of the shares of Village Bank. The common stock of Village Financial Corporation will be sold only if Village Financial Corporation and Village Bank receive all required regulatory approvals and Village Financial Corporation receives orders for at least ^ 425,000 shares of common stock. The Federal Deposit Insurance Corporation has approved Village Bank's Application for Federal Deposit Insurance, subject to routine conditions. The Office of Thrift Supervision has deemed complete the Application for Permission to Organize Village Bank and the Application of Village Financial Corporation to become the holding company of Village Bank. See "The Offering and Plan of Distribution Conditions of Offering and Release of Funds."

================================================================================

                                TERMS OF OFFERING


         We are offering for sale a minimum of ^ 425,000 shares and a maximum of 1,200,000 shares of our common stock to the general public on a "best efforts" basis. All subscription funds tendered will be deposited in an interest bearing escrow account with Summit Bank, Princeton, New Jersey (the "Escrow Agent") pending completion, termination or cancellation of the offering. The offering will expire on _______ __, ^ 1999. However, we may extend the offering without further notice to subscribers. We have ^ engaged a broker-dealer in securities, Ryan, Beck & Co., Inc., ("Ryan, Beck") to consult and advise us in the sale of our common stock^. See pages ___ to ___, "The Offering and Plan of Distribution." Our offering of common stock is based on the following terms:


o        Price Per Share:                              $10.00
o        Number of Shares
         Minimum/Maximum:                           ^  425,000 to 1,200,000
o        Underwriting Commissions
         and Other Expenses:                        ^ $135,000 to $751,000*
o        Net Proceeds to Village Financial
         Corporation ^ Minimum/Maximum:             ^  $4,115,000 to $11,249,000
o        Net Proceeds Per Share
         Minimum/Maximum:                           ^  $9.68 to ^ $9.37

* We previously sold 94,850 shares of our common stock for $10.00 per share in a private placement to pay for our preopening expenses. We currently anticipate our preopening ^ expenses to be $433,000, ^ and we estimate $135,000 for public offering costs relating primarily to legal, accounting, printing and postage costs. ^ In addition to and in accordance with the terms of our agreement with Ryan, Beck, Ryan, Beck may assemble a group of registered broker-dealers in order to sell shares of our common stock, but will not undertake to sell our common stock unless and until we raise at least $5 million (including the proceeds from the sale of our common stock in this offering and from the previously conducted private placement). Ryan, Beck and its group will receive a commission in the amount of 7.75% of the gross proceeds from the shares of our common stock that they sell. The commission would be $616,000 if Ryan, Beck and its group sell 794,850 shares, the anticipated maximum the Ryan, Beck group may sell. However, Ryan, Beck is not required to sell shares in the offering, and we may continue to sell shares above $5 million, allocating less shares to the broker-dealers. See "The Offering and Plan of Distribution."


Please refer to Risk Factors beginning on page 1 of this Prospectus.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation ("FDIC") or any other government agency.

Neither the Securities and Exchange Commission ("SEC"), the Office of Thrift Supervision ("OTS"), nor any state securities regulator has approved or disapproved these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
         For information on how to subscribe, call us at (609) 689-1010.

                                Ryan, Beck & Co.
                  The date of this Prospectus is ______, ^ 1999

--------------------------------------------------------------------------------
                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Questions and Answers About the Stock Offering...............................
Summary......................................................................
Risk Factors.................................................................
Use of Proceeds..............................................................
Dividends....................................................................
Market for Common Stock......................................................
Dilution.....................................................................
Capitalization...............................................................
The Offering and Plan of Distribution.......................................
Office Facilities............................................................
Unaudited Pro Forma Financial Information....................................
Management's Discussion and Analysis or Plan of Operation....................
Proposed Business of the Company.............................................
Proposed Business of the Bank................................................
Regulation...................................................................
Management of the Company....................................................
Management of the Bank.......................................................
Security Ownership of Certain Beneficial Owners..............................
Description of Capital Stock.................................................
Legal Matters................................................................
Experts......................................................................
Index to Financial Statements................................................

^


         This document contains forward-looking statements which involve risks and uncertainties. Village Financial Corporation's actual results may differ significantly from the results discussed in the forward- looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 1 of this document.

         You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. The affairs of Village Financial Corporation may have changed since the dates referred to in this document.


         ^ Certain provisions included in our Certificate of Incorporation and Bylaws are designed to encourage potential acquirors to negotiate directly with our board of directors and to discourage takeover attempts. These provisions, which include restrictions on stockholders' ability to call special meetings, require an 80% vote for certain business combinations and amendments to the Company's certificate of incorporation and bylaws and do not permit cumulative voting in the election of directors, may discourage non-negotiated takeover attempts. These provisions also tend to perpetuate management. You may determine that these provisions are not in your best interest inasmuch as they may substantially limit your voting power. See pages ___ to ___, "Description of Common Stock - Certain Anti-Takeover Provisions."


--------------------------------------------------------------------------------

                                   [MAP PAGE]


[Map of the State of New Jersey with the heading "Village Bank (proposed offices)." Map indicates the proposed location of the main office in Lawrence Township and branch office in Pennington. Map indicates location of the cities of Trenton, Princeton, Philadelphia, New York City and Atlantic City.]

--------------------------------------------------------------------------------

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:   How do I purchase the stock?


A: You must complete and return the subscription agreement to us together with your payment no later than ^ 4:00 p.m., New Jersey Time, _________, ^ 1999.


Q:   How much stock may I purchase?

A: The minimum purchase is 100 shares (or $1,000). The maximum purchase is 50,000 shares (or $500,000).

Q.   Will the stock be traded on a market?


A. Management of Village Financial Corporation anticipates that the stock will be traded in the over-the-counter market ^, on the OTC Bulletin Board. However, it is not assured ^ that the stock will be traded on the OTC Bulletin Board or on any market.

Q: What particular ^ risks should I consider when deciding whether to buy the stock?

A: Prior to purchasing our stock, you should be aware that investment in our stock involves significant risk. You should read the Risk Factors section on pages 1-5 of this document. As is disclosed in the Risk Factors section, our company is a recently formed corporation with no operating history. We may require additional capital in the future. It is unlikely that an active trading market in our common stock will develop. As a new enterprise, we have ^ arbitrarily determined the offering price of our common stock. You should not expect to receive dividends for the purchase of our common stock. Village Bank will be operated in a highly regulated environment and in a highly competitive market. We are subject to a possible lack of market growth, interest rate risk, proposed adverse legislation and possible delay in the opening of Village Bank. You should be aware that our certificate of incorporation and bylaws contain certain anti-takeover provisions, that the shares you purchase are subject to dilution, that we may experience Year 2000 computer problems and that ^ although we expect to conduct a portion of this offering with the assistance of a broker-dealer, the broker-dealer is not obligated to sell shares of our common stock and is not obligated to purchase any shares itself.


Q: Who can help answer any other questions I may have about the stock offering?

A: In order to make an informed investment decision, you should read this entire document. In addition, you may contact:

                          Kenneth J. Stephon, President
                          Village Financial Corporation
                          590 Lawrence Square Boulevard
                         Lawrenceville, New Jersey 08648
                                 (609) 689-1010


--------------------------------------------------------------------------------

                                       (i)

--------------------------------------------------------------------------------

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read carefully this entire document, including the financial statements and the notes to the financial statements of Village Financial Corporation. References in this document to "we," "us" and "our" refer to Village Financial Corporation. In certain instances where appropriate, "we," "us" or "our" refers collectively to Village Financial Corporation and Village Bank. References in this document to "Village" or the "Company" refer to Village Financial Corporation. References in this documents to the "Bank" refer to Village Bank.


The Company and the Bank

                          Village Financial Corporation
                          590 Lawrence Square Boulevard
                         Lawrenceville, New Jersey 08648
                                 (609) 689-1010


      Village Financial Corporation is not an operating company and we have not engaged in any ^ business to date other than in connection with the organization of Village Bank and our stock offering.

 Our company was formed in January 1998 as a New Jersey-chartered corporation to be the holding company for Village Bank, a federal savings bank in the process of organizing. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. Our office is located at 590 Lawrence Square Boulevard, Lawrenceville, New Jersey 08648. Our mailing address is 590 Lawrence Square Boulevard, Lawrenceville, New Jersey 08648. Our address for mailing Subscription Agreements and payments is P.O. Box 6554, Lawrenceville, New Jersey 08648. Our telephone number is (609) 689-1010.

         See pages ___ to ____, "Proposed Business of the Company."


                                  Village Bank
                          590 Lawrence Square Boulevard
                         Lawrenceville, New Jersey 08648
                                 (609) 689-1010


         The principal business of Village Bank will be to accept various types of transaction and savings deposits from the general public and to make mortgage, consumer, small business and other loans. Our main office ^ will be located at 590 Lawrence Square Boulevard (on Quakerbridge Road), Lawrenceville, New Jersey, formerly a branch office of a regional commercial bank. We intend to operate a limited service facility within the Pennington Point complex, which includes the Pennington Point adult community, in Pennington, New Jersey. See pages ____ to ____, "Proposed Business of the Bank."


Strategy

         Our primary market area is currently serviced almost entirely by large, regional financial institutions headquartered outside of the area. Village Bank is being formed to provide the area with a locally managed and operated financial institution with the policies and decisions of the bank being made by people known to the customers.

--------------------------------------------------------------------------------

                                      (ii)

--------------------------------------------------------------------------------

         In a market dominated by large, regional and statewide banks and their branches, we intend to offer the community an alternative. Village Bank will be a highly personalized, community-oriented financial institution delivering service that we believe only comes from responsive local decision-making.
The elements of this strategy include:

     o Accessibility to the bank's President, officers and directors, whether during or after business hours.


     o Flexibility in loan and business decisions to ^ accommodate the local community and customer needs.

     o    Investment of ^ depositors' funds back into the community.


     o    Involvement in the community affairs of our primary market area.


     o    Competitive ^ pricing ^ and an array of financial services.


     o Responsiveness to customer needs supported by an experienced and service-oriented staff.

Community Ownership


         Our organizers believe that our primary market area, Mercer County, New Jersey, ^ including Lawrence Township and Pennington, will benefit from a community-oriented savings institution dedicated to ^ providing economical home financing and meeting the other financial needs of its community. As a locally operated financial institution, we will be able to more quickly recognize the needs of the local residents and businesses, versus out-of-state headquartered and out-of-area headquartered financial institutions. We anticipate implementing services^ and deposit and credit programs intended to fulfill the financial needs of our primary market area. See pages ____ to ____, "Proposed Business of the Bank."


New Operation

         We are a new entity without any operating history. However, as a newly established financial institution, we intend to structure loans and savings accounts with flexibility to react to changes in the interest rate environment of today's economy. See page ___, "Risk Factors - Lack of Operating History" and see pages ___ to ___, "Proposed Business of the Bank."

Management

         Kenneth J. Stephon will serve as our President, Chief Executive Officer, Chief Financial Officer and a director. Mr. Stephon is the former President, Chief Executive Officer, Chief Financial Officer and a director of CloverBank, a Pennsauken, New Jersey-based savings institution. Mr. Stephon left CloverBank to start Village Bank. Mr. Stephon has over 20 years of financial and thrift experience. The board of directors includes local business persons and professionals with diverse backgrounds, familiar with the communities of Mercer County. Members of the board of directors are involved in local civic and non-profit organizations. ^ Our Chairman, William C. Hart, is currently the President and Chief Executive Officer of Mercer Mutual Insurance Company located in Pennington, New Jersey, a position he has held for over ten years. Chairman Hart has been a director of Mercer Mutual Insurance Company for almost 30 years and has been an officer or director of several thrift institutions over the past 35 years. In addition, our Chief Lending Officer has over 18 years experience in Mercer County, New Jersey.

--------------------------------------------------------------------------------

                                      (iii)

--------------------------------------------------------------------------------

         Mr. Stephon has entered into a three year employment agreement with us that may be extended by our board of directors. Mr. Stephon's compensation will include a base salary, discretionary bonus, participation in benefit plans, retirement plans, medical plans and insurance policies, vacation and sick leave pay, expense reimbursement and stock option awards. The employment contract includes a noncompetition clause, termination and disability clauses and a payment clause in the event of an involuntary termination due to a change in control of our company. We currently maintain "key man" insurance on Mr. Stephon and we intend to maintain this insurance in the future. See pages ___ to ___, "Management of the Company" and pages ___ to ___, "Management of the Bank."


Organizers


         The organizers consist of the initial board of directors of the Company, Kenneth J. Stephon, William C. Hart, William V. R. Fogler, Paul J. Russo, Jonathan R. Sachs and George M. Taber. See pages ____ to ____,
"Management of the Bank". ^ In a private placement, the initial board of directors purchased 18,600 shares and ^ 18 other initial investors previously purchased 76,250 shares, for a total of 94,850 shares of common stock at $10.00 per share for long-term investment ^. The proceeds are being used to fund preopening expenses. The initial board of directors plans to subscribe for an additional 21,000 shares in the offering^ and reserves the right to purchase additional shares in the offering. The remaining shares are being offered to the public on a first come, first served basis. However, we may refuse to accept any subscription in whole or in part for any reason. For example, subscriptions will be refused if not accompanied by full or proper payment for all shares subscribed for, if the subscription agreement is not properly completed or signed or if fulfilling the subscription would violate federal or state securities laws. All potential investors in the common stock in the offering will have the opportunity to purchase the stock at the same price and on the same terms. The initial investors in our common stock, including our organizers, paid $10.00 per share for the shares of stock they purchased in the private placement. See pages ____ to ____, "Management's Discussion and Analysis or Plan of Operation"; pages ____ to ____, "Management of the Bank"; and pages ____ to ____, "The Offering and Plan of Distribution."

Office Facilities


         ^ For our main office, we entered into a ^ lease agreement in October 1998 with the owner of 590 Lawrence Square Boulevard, Lawrenceville, New Jersey. This property previously served as a bank branch office. The lease term is through May 2005 and may be extended at our option for an additional five years. We have prepaid the rent through December 1999 at an average of $4,990 per month. The annual base rental amount will increase from approximately $50,000 to $70,000 over the first five years and 4% per year thereafter. We also entered into a lease agreement in July 1998 for space in the Pennington Point complex, which includes an adult retirement community, in Pennington, New Jersey, in order to operate a limited service ^ banking facility for the benefit of those in the adult retirement community and others in the immediate vicinity. This is a renewable one year lease at an annual rental amount of $9,600. See pages ___ to ___, "Proposed Business of the Bank" and see pages ___ to___, "Office Facilities."


Conditions of the Offering


         We will terminate the offering, no shares of common stock will be issued, and no subscription proceeds will be released from escrow to us, unless the following conditions are met on or before _______ __, ^ 1999 (or such later date if we extend the offering):

--------------------------------------------------------------------------------

                                      (iv)

--------------------------------------------------------------------------------

     o We have accepted subscriptions and payment in full for the minimum number of shares and

     o ^ We have received all required regulatory approvals or non-objections and our board of directors has satisfied any regulatory or other conditions that must be satisfied before Village Bank may commence banking operations. See page ____, "The Offering and Plan of Distribution - Conditions of the Offering and Release of Funds."


         Subscription proceeds for shares subscribed for will be promptly deposited in an interest-earning escrow account with Summit Bank as escrow agent under the terms of an escrow agreement pending the satisfaction of the conditions set forth above or the termination of the offering. Upon satisfaction of the conditions set forth above, all subscription funds held in escrow, including any interest earned, shall be released to us for our immediate use. See pages ___ to ___, "The Offering and Plan of Distribution."

The Offering


         The offering consists of a minimum of ^ 425,000 shares and a maximum of 1,200,000 shares of ^ common stock at $10.00 per share. In the offering, there is a minimum purchase requirement of 100 shares ^ a maximum purchase limitation of 50,000 shares per subscriber including all affiliates of the subscriber. The offering will terminate on _______ __, ^ 1999. However, we may extend the offering without notifying you^, in order to sell more shares. If the offering is not completed ^ and regulatory conditions are not met by _______ __, ^ 1999, all subscription funds will be promptly refunded. Subscribers will not receive any interest on their subscription funds unless such funds are held in excess of 90 days. Funds held in excess of 90 days will be promptly refunded with any interest earned. See pages ___ to ___, "The Offering and Plan of Distribution."

The Role of the Broker-Dealer

         In our sale of common stock to the public, Ryan, Beck, a registered broker-dealer, will be paid a $25,000 fee for advisory and administrative services. We will also pay Ryan, Beck for its legal and certain other expenses. We will provide indemnification from certain claims and liabilities, including liabilities under the Securities Act of 1933, as amended. Ryan, Beck will design and provide a marketing strategy and marketing materials and will assist us in handling investor meetings and related matters. Ryan, Beck may use its best efforts to assemble a group of selected broker-dealers, which will include Ryan, Beck, to solicit the sale of shares of our common stock in the offering, but will not undertake the sale of our common stock unless we have raised at least $5 million from the offering and the previously conducted private placement. Ryan, Beck and the other broker-dealers will collectively receive a commission equal to 7.75% of the gross proceeds from the shares of our common stock that they sell.


Private Placement for Preopening Expenses


         Our organizers and certain other initial investors previously purchased in a private placement an aggregate of 94,850 shares of ^ our common stock at a price of $10.00 per share for a total of $948,500. The amount received, and accrued interest thereon, from the private placement has been, and will continue to be, used to pay our offering^ and preopening expenses. We have and will continue to expend the proceeds received in the private placement prior to the receipt of all regulatory approvals and completion of the offering.

--------------------------------------------------------------------------------

                                       (v)

--------------------------------------------------------------------------------

Use of Proceeds


         ^ Upon completion of the offering, we expect to contribute all of the net proceeds remaining from the private placement and all of the net proceeds of the offering to Village Bank as ^ the initial capital of the bank. We expect Village Bank to use ^ most of the proceeds for investment in residential and commercial real estate loans, consumer loans, small business loans, and other loans. However, assuming we raise sufficient capital in the offering, we may use a portion of the proceeds to acquire a branch office and purchase deposits from another banking institution, if our board of directors determines it to be in the best interests of Village Bank and our stockholders and such a transaction became available on satisfactory terms and conditions. An acquisition of a branch office and purchase of deposits would be subject to regulatory approval. We currently have no plans or understandings regarding any acquisitions or deposit purchases. We expect Village Bank to be primarily a residential mortgage lender on real estate located in our market area. See pages ___ to ___, "Use of Proceeds."


Dividends


         Our board of directors currently initially intends to ^ retain any earnings in order to grow the bank's capital ^, and therefore we do not expect to declare or pay cash dividends. We may declare dividends on the common stock at some time in the future depending upon our profitability, regulatory and financial condition and other factors. However, no assurance can be given that any dividends will be declared or, if declared, what the amount of dividends will be, or whether such dividends, once declared, will continue. See pages ___ to ___, "Risk Factors" and see pages ___ to ___, "Dividends."


Market for Common Stock


         We do not anticipate that there will be an active trading market for our common stock upon completion of the offering. You should have a long-term investment intent. You may not be able to sell your shares when you desire or sell them at a price equal to or above the $10 offering price. Following completion of the offering, we anticipate that our common stock will be traded in the over-the-counter market ^, listed on the OTC Bulletin Board. Although under no obligation to do so, Ryan, Beck has stated that it intends to use its best efforts to maintain a market in our common stock after the offering and to solicit other broker-dealers to make a market in our common stock after the offering. See page ___, "Risk Factors - Lack of Trading Market."

Payment for ^ Subscriptions

         Payments for subscriptions must be for the full amount subscribed and must be made by check, bank draft or money order made payable to "Summit Bank, Escrow Agent for Village Financial Corporation," and sent to or delivered to us. All subscriptions will be irrevocable until we have accepted or rejected them. If we do not accept your subscription, we will mail you notice of the rejection within ^ 30 days after we have received your subscription. See page ___, "The Offering and Plan of Distribution - How To Subscribe."

^



--------------------------------------------------------------------------------

                                      (vi)

                                  RISK FACTORS

         In addition to the other information in this Prospectus, you should consider carefully the following risk factors in evaluating an investment in our common stock.

         Certain statements in this Prospectus are forward-looking and are identified by the use of forward- looking words or phrases such as "intended," "will be positioned," "believes," "expects," is or are "expected," "anticipates," and "anticipated." These forward-looking statements are based on our current expectations. The risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements.

Potential Total Loss of Investment


         Investment in our common stock involves significant risk. Each subscriber should be financially able to sustain a total loss of his investment. ^ COMMON STOCK CANNOT AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.


Lack of Operating History


         Our ^ company is recently formed. Village Bank will be formed following regulatory approval. Neither entity has any operating history. Accordingly, prospective investors do not have access to all of the information that is available to the purchasers of securities of a financial institution with a history of operations. Because our primary asset will be the capital stock of the bank, our operating results and financial position will be dependent upon the operating results and financial condition of the bank. The business of the bank is subject to the risks inherent in the establishment of any new business and, specifically, of a new Federal stock savings bank. As is typical of a new bank, as a result of the substantial start-up and other expenditures that ^ are incurred by a new bank, we may not be profitable for several years after commencing business, if ever. See "Unaudited Pro Forma Financial Information."


No Assurance of Ability to Raise Additional Capital That May be Required in the Future


         Although the organizers believe the proceeds from the offering will be sufficient to support our initial operations and commitments, there can be no assurance that the proceeds of the offering will be sufficient to meet our future capital requirements without additional financing. The organizers expect the offering proceeds to support the cash needs of Village Bank for three years or more, depending on the amount of proceeds of the offering, the level of deposits, the profitability of Village Bank and other factors. The amount of capital required will depend, among other things, upon operating results, the growth of assets ^, regulatory requirements and business plans of the bank. The organizers have made no commitments to provide additional funds for the operation of our company. Therefore, you should not expect the organizers personally to provide additional funds for our operations or capital requirements ^. Additional stock offerings may be necessary. These additional stock offerings may not be successful.


Lack of Trading Market May Inhibit the Sale of Your Shares


Due to the small size of the offering, it is highly unlikely that an active trading market will develop ^ or be maintained. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all. Without an active market, you may have to find buyers of your shares through your own efforts. You may not be able to sell your shares at a price equal to or above the $10 offering price. It is anticipated that our common stock will be traded in the over-the-counter market ^, listed on the OTC Bulletin Board^, an electronic inter-dealer market. Although under no obligation to do so, Ryan, Beck has stated its intention to use its best efforts to make a market in our common stock and to solicit other broker-dealers to make a market in our common stock. Neither Ryan, Beck nor any other registered broker-dealer is required do so. A market maker is a requirement for reporting on the OTC
Bulletin Board. Our common stock may not be appropriate as a short-term investment. See "Market for Common Stock."


Arbitrary Determination of Offering Price


         The offering price of our common stock has been arbitrarily determined by our organizers, intended to facilitate the sale of a reasonable number of our shares. Our company is a new enterprise. We previously sold shares of our common stock in a private placement at $10.00 per share, the offering price per share in this offering. There can be no assurance that the shares of our common stock can be resold at the offering price or any other amount. See "The Offering and Plan of Distribution;" "Capitalization;" and ^"Dilution."


Lack of Dividends


         Village Financial Corporation is a legal entity separate and distinct from Village Bank. Because we initially will engage in no business other than owning all of the outstanding shares of capital stock of Village Bank, our payment of dividends to you will generally be funded only from dividends we receive from the bank. Any dividends to be paid to you will be dependent on, among other things, the bank's profitability. In addition, the payment of dividends may be made only if we are in compliance with certain applicable regulatory requirements governing the payment of dividends. No assurance can be given that dividends on our common stock will ever be paid. We expect that earnings, if any, will be ^ initially ^ retained as capital to grow the bank. We do not foresee payment of any dividends in the near future. OUR COMMON STOCK SHOULD NOT BE PURCHASED BY PERSONS WHO NEED OR DESIRE DIVIDEND INCOME FROM THIS INVESTMENT. See "Dividends."

Government Regulation May Adversely ^ Affect Our Business


         We will operate in a highly regulated environment and will be subject to examination, supervision and comprehensive regulation by the OTS and the FDIC. Banking regulations, designed primarily for the safety of depositors, may limit Village Bank's growth, and thus the return to you. The activities that may be restricted include the payment of dividends, mergers with or acquisitions by other institutions, investments, loans and interest rates, interest rates paid on deposits and the creation of branch offices. We also will be subject to capitalization guidelines set forth in federal legislation, and could be subject to enforcement action to the extent Village Bank is found by regulatory examiners to be undercapitalized. Laws and regulations applicable to us could change at any time, and there can be no assurance that such changes would not adversely affect our business. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably. See "Regulation."


Intense Competition For Banking Products and Services May ^ Affect Profitability

         Our primary market area will be Mercer County, New Jersey. See "Proposed Business of the Bank - Market Area." The Bank's primary emphasis will be on residential real estate lending, and secondarily on commercial real estate financing, consumer and small business lending. Within our market area there are numerous offices of financial institutions including banks, thrifts and credit unions. We will be competing for deposits with these larger established institutions as well as with money market mutual funds, brokerage services, private banking and other non-traditional financial intermediaries. We will have to attract our customer base from existing financial institutions and new residents. Many of the competitors will be much larger than Village Bank in terms of assets. Our competitors have more extensive facilities and greater depth of organizational and marketing capabilities, and may initially be able to offer a greater range of services. In addition, we are subject to limitations on the amount we can lend to any one borrower. There can be no assurance that we will be able to compete successfully with our competitors. See "Proposed Business of the Bank - Competition" and "Loans to One Borrower."


Possible Lack of Market Growth


         Our ^ board of directors' assumptions about the viability of Village Financial Corporation and Village Bank are based on their projections of growth trends in population, deposits and housing starts in our primary market area, as well as on their projections of interest rates, earning asset origination capability, deposit account growth and operating expense trends. These projections are merely forecasts and may prove to be inaccurate. Our primary market area has experienced some growth in population, deposits and housing starts in recent years, but there can be no assurance that growth will continue in the future or that the Company will benefit from any such growth if it does continue. See "Proposed Business of the Bank - Market Area."


Interest Rate Risk


         Our operating results will depend to a great extent upon Village Bank's net interest income. Net interest income ^ is the difference between the interest earned on assets (primarily loans and investment securities) and the interest paid for liabilities (primarily savings and time deposits). Market interest rates for loans, investments and deposits are highly sensitive to many factors beyond our control. These factors include general economic conditions and the policies of various governmental and regulatory authorities. In addition, due to current low prevailing market interest rates, it may be difficult for us to utilize the bank's capital to originate loans and purchase investments at a sufficient yield for the Company to operate profitably. Since Village Bank will be a new banking institution that will compete with established banking institutions, we intend to pay money market deposit account rates above the average market rates. See "Proposed Business of the Bank - Lending Activities" and see "- Source of Funds."

^ Future Legislation Could Have an Adverse Impact on Us

         ^ Legislation has been proposed periodically providing for a comprehensive reform of the banking and thrift industries. This legislation has included provisions that would (i) require federal savings associations to convert to a national bank or a state-chartered bank or thrift, (ii) require all savings and loan holding companies to become bank holding companies, (iii) curtail the powers of unitary thrift holding companies^ and (iv) abolish the OTS. It is uncertain when or if any of this type of legislation will be passed, and, if passed, in what form the legislation would be passed. As a result, we cannot accurately predict the possible impact of such legislation.


Possible Delay in the Opening of Village Bank


         We anticipate that we will have completed all of the regulatory conditions precedent to commencing business and will have Village Bank ready for opening ^ during the spring of 1999. This ^ is only a projection, however, and the actual opening ^ may be later. In the event of a delay in opening the Bank, our preopening expenses and retained deficit will likely be higher.

Anti-Takeover Provisions/Voting Restrictions


         Certain provisions included in our Certificate of Incorporation and Bylaws are designed to encourage potential acquirors to negotiate directly with our board of directors and to discourage takeover attempts. These provisions, which include restrictions on stockholders' ability to call special meetings, require an 80% vote for certain business combinations and amendments to the Company's certificate of incorporation and bylaws and do not permit cumulative voting in the election of directors, may discourage non-negotiated takeover attempts. These provisions also tend to perpetuate management. You may determine that these provisions are not in your best interest inasmuch as they may substantially limit your voting power. See "Description of Common Stock - Certain Anti-Takeover Provisions."

^ Dilution of Stockholders' Interest

         In connection with the organization of our company and Village Bank, our President has been granted 10,000 stock options. The exercise of these stock options will have a dilutive effect on stockholders' interest. After the offering, and subject to stockholder approval, we expect to adopt a stock option plan and restricted stock plan that will permit us to grant options and restricted stock to our officers, directors, and key employees. The option price will be no less than the greater of the fair market value of our common stock on the date the option is granted or $10.00 per share. The stock option plan will not include more than 10% of the Company's then outstanding common stock. The restricted stock plan will not include more than 4% of the Company's then outstanding common stock. The exercise of options and the granting of restricted stock could have a dilutive effect on earnings and book value calculated on a per share basis. ^ Also, we may issue additional shares of common stock or preferred stock in the future. In addition, investors should be aware that the percentage of their ownership of our common stock will depend upon the total number of shares sold in the offering. Your percentage ownership will be over two times as great if the minimum number of shares ^ is sold rather than the maximum number of shares ^. If our preopening expenses exceed our estimate of $433,000, due to a delay in the opening of Village Bank or otherwise, the increased expenses will have a dilutive effect on book value. See "Dilution" and "Management of the Bank - Remuneration of Directors and Officers."


Possible Year 2000 Computer Program Problems

         A great deal of information has been disseminated about the global computer crash that may occur in the Year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the Year 2000 as the Year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to our operations. Data processing is also essential to most other financial institutions and many other companies.

         All of the bank's material data processing that could be affected by this problem will be provided by NCR, a nationally recognized third party service bureau. Village Bank's prospective service bureau provider has advised us that it expects to resolve this potential problem before the Year 2000. NCR has warranted that it will be Year 2000 compliant by June 1, 1999. However, if this potential problem is not resolved before the Year 2000, we would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the our financial condition and results of operations. See "Management's Discussion and Analysis or Plan of Operation" and "Office Facilities."

^ Dependence on Key Personnel

         ^ The operations of the company and the bank will largely be dependent on existing management, in particular our President and Chief Executive Officer and our Chief Lending Officer. The loss to the company and the bank of one or more of its executive officers could have a material adverse effect on our business and results of operations. The company has entered into an employment agreement with our President and Chief Executive Officer, but we do not have an employment agreement with our Chief Lending Officer. See "Management of the Bank
- Renumeration of Directors and Officers.


                                 USE OF PROCEEDS


         Although the amounts set forth below provide an indication of the proposed use of ^ proceeds based on the plans and estimates of our ^ board of directors, actual ^ use may vary from the estimates. The ^ board of directors believe that the net minimum proceeds of ^ $5,063,500 from the offering, ^ and the private placement, will satisfy the cash requirements of Village Financial
Corporation ^ and the capital requirements of Village Bank ^ for their respective first ^ three years of operations but there can be no assurance that this will be the case. Because the Company and the Bank constitute a new enterprise, the ^ board of directors cannot predict with any certainty to what extent the Bank will generate revenues from investments and loan originations. As a result, the ^ board of directors cannot predict precisely what the actual application of proceeds will be. ^ There is no assurance that the proceeds of the offering and the private placement will be sufficient to meet the future capital requirements of the Company without additional financing.

         The net proceeds ^ of the Company from the sale of ^ 519,850 and ^ 1,294,850 shares of common stock in the private placement and the offering are estimated ^ to be $5,063,500 and $12,197,500 , respectively. The preopening expenses and offering costs are ^ expected to aggregate approximately $568,000, not including any commission payable to broker-dealers in the offering. Estimated ^ amounts assume that the Bank opens for business during the spring of 1999. Preopening expenses are estimated at $433,000, and offering costs are ^ estimated at $135,000. Such amounts include primarily the following: salaries and benefits^, rent, legal, accounting and advisory, printing and postage, regulatory filing fees and marketing. If there is a significant delay in concluding the offering or opening for business, actual preopening expenses may be significantly greater^ than estimated. Commissions will vary based on the amount of stock sold by broker-dealers.

         On the basis of the foregoing assumptions, gross proceeds, ^ preopening expenses, offering costs and commissions would be as follows:

                                             Minimum              Maximum
                                         ^ 425,000 Shares    1,200,000 Shares
                                         ^(519,850 Total     (1,294,850 Total
                                       Outstanding Shares)  Outstanding Shares)
                                       at $10.00 Per Share  at $10.00 Per Share
                                       -------------------  -------------------
                                                   (In thousands)

Gross Proceeds from Private Placement..       $  949           $    949
Gross Proceeds from ^ Offering.........        4,250             12,000
Less Estimated Preopening
  ^ Expenses and Offering Costs........         (568)             ^(568)
Less Underwriting Commissions*.........
Stockholders' Equity...................           --              ^(616)
                                              ------             ------
                                              $4,631            $11,765
                                               =====             ======


^------------
* Ryan, Beck will not consider participating in the sale of the common stock unless and until at least 500,000 shares are sold (including the 94,850 shares previously sold in the private placement). Ryan, Beck and its other selected dealers will receive $0.775 for each share they sell. For the maximum column above, it is assumed 794,850 shares are sold by Ryan, Beck and its selected dealers. Ryan, Beck is not required to sell shares in the offering, and the Company may continue to sell shares above $5 million, allocating less shares to broker-dealers.

         Preopening expenses of $123,000 have been expensed through September 30, 1998. Interest income earned on private placement subscription funds totaled $10,000. Offering costs of $70,000 have been incurred and recorded as deferred organization costs. It is expected that proceeds of the private placement and offering will be used in the following amounts: ^


                                                     519,850       1,294,850
                                                      Shares        Shares
                                                   Outstanding    Outstanding
                                                   -----------    -----------
                                                         (In thousands)
Offering Cost and Commissions......................   $  135        $   751
Preopening Expenses................................      433            433
Bank Building's Improvements, Furniture,
  Fixtures and Equipment...........................      160            160
General Corporate Purposes.........................    4,471         11,605
                                                       -----         ------
Total Gross Proceeds...............................   $5,199        $12,949
                                                       =====         ======

         All of the net proceeds of the offering are expected to be invested by the Company in the common stock of the Bank, to be used for general corporate purposes for operations, investments and lending purposes. The Company expects the Bank to be primarily a residential mortgage lender on real estate located in the primary market area. The Bank intends to use the proceeds for:


     o investment in residential and commercial real estate loans, consumer loans, small business loans, and other loans
     o    payment of operating expenses
     o    working capital purposes
     o the purchase of investment securities as needed for liquidity and investment purposes.

         Assuming the Company raises sufficient capital in the offering, the Company may use a portion of the proceeds to acquire a branch office and purchase deposits from another banking institution. The board of directors of the Company would undertake such an acquisition and deposits purchase only if the directors determine it to be of the best interests of the Bank and the stockholders of the Company, and such a transaction becomes available for the primary market area and on satisfactory terms and conditions. The board of directors of the Company could also purchase the deposits of a banking institution branch without acquiring the branch itself, or any of is other assets or liabilities. An acquisition of a branch office or a purchase of deposits would be subject to the approval of the OTS. No assurance can be given that the Company and the Bank would be successful in locating and acquiring a branch office or purchasing deposits from another banking institution. No assurance can be given that the Company will raise sufficient proceeds in the offering in order to pursue any such transaction. The management of the Company currently does not have any plans or understandings regarding any acquisitions or deposit purchases.


                                    DIVIDENDS


         The board of directors of the Company initially expects to follow a policy of retaining any earnings to provide funds to operate and expand the ^ Bank. Consequently, there are no plans for any cash dividends to be paid in the near future. The Company's ability to pay any cash dividends to its stockholders in the future will depend primarily on the Bank's ability to pay cash dividends to the Company. The payment of dividends may be made only if the Bank is in compliance with certain applicable regulatory requirements governing the payment of dividends. In addition, the payment of cash dividends by the Company is subject to the discretion of the Company's board of directors, which will consider a number of factors, including business ^ conditions and plans. See "Regulation - Saving Institution Regulation -- Dividend and Other Capital Distribution Limitations."


                             MARKET FOR COMMON STOCK


         The Company issued a total of 94,850 shares of its common stock in a private placement. There are 24 ^ stockholders of the Company's common stock. ^ The Company has never publicly issued capital stock. There is ^ currently no market for the common stock. Following the completion of the offering, it is anticipated that the common stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. However, ^ listing on the OTC Bulletin Board ^ requires a market maker. ^ Ryan, Beck has indicated its intent to make a market in the Company's Common Stock ^, but is under no obligation to do so.

      The development of an active trading market depends on the existence of a sufficient number of willing buyers and sellers, over which the Company and market makers have no control. Due to the small size of the offering, it is highly unlikely that an active trading market will develop ^ or be maintained. Investors should have a long-term investment intent. Investors may not be able to sell their shares when they desire or to sell them at a price equal to or above the offering price.

                                    DILUTION


The following table illustrates, assuming the minimum or maximum shares to be issued in the offering, the estimated dilution per share to ^ investors ^ in the offering:

                                                                                       ^ 425,000           1,200,000
                                                                                          Shares              Shares
                                                                                         Minimum             Maximum
                                                                                         -------             -------

Offering price per share....................................................             $10.00              $10.00


Pro forma net tangible book value per share after offering..................              $8.91               $9.09
                                                                                           ====                ====
                                                                                                               ^
Dilution per share to ^ investors in the offering(1)........................           ^ $ 1.09            ^ $ 0.91
                                                                                          -----               -----



-------------------
(1) Does not include potential effect of shares that may be issued under a stock option plan maintained for the President of the ^ Corporation. Under the stock option plan, the President has been granted options to purchase a minimum of 10,000 shares of common stock at an exercise price equal to the ^ IPO price per share. In the event these shares are issued with newly issued shares rather than shares purchased in the open market, the voting interests of existing stockholders would be diluted, but by less than 2% at either the minimum or maximum initial offering levels. Since these shares are available for exercise at a price per share equal to the offering price, there would be no dilution upon exercise. Refer to the notes to the financial statements as of September 30, 1998 for further details.

                                 CAPITALIZATION


         The table set forth below shows the pro forma capitalization of the Company ^ following completion of the private placement and the offering as though the private placement and the offering had been completed and the Bank opened on September 30, 1998, assuming that ^ 425,000 and 1,200,000 shares of common stock had been sold pursuant to the offering, after deduction of projected ^ offering costs and preopening expenses (See "Use of Proceeds"). In the event the Bank is not opened during the spring of 1999, preopening expenses may materially increase. See audited financial statements as of September 30, 1998, included elsewhere herein.


                            PRO FORMA CAPITALIZATION


                                                      ^ 425,000      1,200,000
                                               ^ Shares Minimum ^ Shares Maximum
                                               ----------------   --------------
                                                         (In thousands)

Preferred Stock ($0.10 par value)
  Authorized - 1,000,000; Assumed
  none outstanding............................       $     --       $     --

Common Stock ($0.10 par value)
  Authorized - 5,000,000 shares;
  Assumed ^ 519,850 and 1,294,850 shares
  issued and outstanding (1)..................           ^ 52             129

Additional Paid-In Capital ^(2)...............          5,012          12,069
                                                        -----          ------

Retained Deficit (3)..........................           (433)           (433)
                                                        -----           -----

    Total Stockholders' Equity................       ^ $4,631         $11,765
                                                       ======         =======

Book Value Per Share..........................        $  8.91         $  9.09
                                                       ======         =======



-------------------
(1) In addition to the ^ 425,000 to 1,200,000 shares to be issued pursuant to the offering, 94,850 shares have been issued to ^ the board of directors and other investors pursuant to the private placement.
(2) Reflects deduction for $70,000 of offering costs incurred through September 30, 1998, plus an additional expected $65,000. Also for the maximum, assumes commissions of $616,000 payable to broker dealers.
(3) Reflects $113,000 retained deficit at September 30, 1998, plus $320,000 additional expenses, net of interest income, expected until the Bank opens.


                      THE OFFERING AND PLAN OF DISTRIBUTION
General


         The Company is offering for sale ^ a minimum of ^ 425,000 shares and a maximum of 1,200,000 shares of its common stock at a purchase price of $10.00 per share to raise gross proceeds between ^ $4,250,000 and $12,000,000 for the Company. The Company has established a minimum subscription of 100 shares ($1,000) and a maximum subscription of 50,000 shares ($500,000). The maximum subscription is ^ approximately 9.6% of the minimum number of shares to be outstanding. Because the Company is a new organization with no operating history and the Bank is in organization, the offering price of the common stock was arbitrarily determined by the organizers without reference to traditional criteria for determining value such as book value or historical or projected earnings. The price per share was set with a view toward facilitating investment in a reasonable number of shares.


         Subscribers should be aware that beneficial ownership of as little as 5% of the outstanding shares of common stock could obligate the beneficial owner to comply with certain reporting and disclosure requirements of federal securities and banking laws. Additionally, no person may purchase more than 9.9% of our outstanding stock without prior approval of the OTS. See "Description of Capital Stock Provisions of the Company's Certificate of Incorporation and Bylaws -- and Regulatory Restrictions."


         The Company's directors are expected to purchase additional shares in the offering^. The Company anticipates that following the offering, the directors and executive officers will own a total of approximately 50,000 shares. The directors and officers reserve the right to increase the amount of common stock they purchase in the offering. See "Management of the Bank."

         The shares are being offered to the public through the directors and officers of the Company and may be offered by Ryan, Beck and other registered broker-dealers. No director or officer, other than Director Fogler, is affiliated with a securities broker or dealer. Director Fogler will not act as a broker or dealer in this transaction. No commission or other sales compensation will be paid to any organizer in connection with the offering. The Company has ^ entered into an advisory, administrative and marketing agreement with Ryan, Beck, a registered broker-dealer.

         The terms of the Company's agreement with Ryan, Beck state that Ryan, Beck will be paid a fee in the amount of $25,000 for administrative and advisory services. These services include designing a detailed marketing strategy, drafting and coordinating the preparation of marketing materials and assisting management of the Company with respect to investor meetings. When the Company has received subscriptions and payment for at least 500,000 shares (including the 94,850 shares previously sold in the private placement) Ryan, Beck may solicit the sale of stock in the offering and assemble a selling group of registered broker-dealers to solicit the sale of the stock in the offering. A commission in the amount of 7.75% of the gross proceeds ^ from the sale of stock sold by Ryan, Beck and the broker-dealers will be paid to Ryan, Beck and the other broker dealers. Neither Ryan, Beck nor any registered broker-dealer in its group will have any obligation to sell shares or to purchase any shares. All shares will be sold at $10.00 per share regardless of whether sold by the
Company, Ryan, Beck or a member of Ryan, Beck's selected group of broker-dealers. The Company will reimburse Ryan, Beck for its reasonable fees and expenses, including its legal fees^ (not to exceed $22,500), and indemnify it from certain claims and liabilities including indemnification for claims and liabilities arising under the Securities Act of 1933, as amended.

         Except for one director of the Company, none of the Company's directors and officers participating in the offering are registered or licensed as a broker or dealer or an agent of a broker or dealer. The unlicensed officers and directors of the Company ^ may assist in sales activities in connection with the offering pursuant to an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 ("Rule 3a4-1"). Rule 3a4-1 generally provides that an "associated person of an issuer" of securities shall not be deemed a broker solely by reason of participation in the sale of securities of such issuer if the associated person meets certain conditions. Such conditions include, but are not limited to, that the associated person participating in the sale of an issuer's securities not be compensated in connection therewith at the time of participating, that such person not be associated with a broker or dealer and that such person observe certain limitations on his participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by, or is under common control with, the issuer.


         Subscriptions to purchase shares of the common stock will be received until 4:00 p.m. New Jersey Time, on _______ __, ^ 1999, unless all of the common stock is earlier sold or the offering is earlier terminated or extended by the Company. See "Conditions of the Offering and Release of Funds" below. The Company reserves the right to extend the offering without ^ notice to subscribers. However, if the offering is not completed by _______ __, ^ 1999 all subscription funds will be promptly refunded. The date the offering expires (as possibly extended) is referred to herein as the "Expiration Date." No written notice of an extension of the offering ^ will be given prior to any extension and any such extension will not alter the binding nature of subscriptions ^. If the above conditions are not satisfied by _______ __, ^ 1999, or if the offering is terminated at an earlier date, ^ subscriptions will be promptly repaid to investors. ^ Subscribers will not receive ^ interest on their subscription funds, ^ unless such funds are held in excess of 90 days, in which event such funds will be promptly returned to the subscribers with any interest earned thereon. See "Termination or Extension of the Offering."

         ^ Subscriptions are binding on subscribers and may not be revoked by subscribers. The ^ Company reserves the right to reject, in whole or in part and in its sole discretion, any subscription at any time and for any reason until the proceeds of the offering are released from escrow (as discussed in greater detail in "Conditions of the Offering and Release of Funds" below).

         Promptly after receipt of final regulatory approval and authorization to do business, the Company will cause to be mailed or delivered to each subscriber ^ whose subscription is accepted a stock certificate representing the shares of common stock purchased by such subscriber.


Conditions of the Offering and Release of Funds


         Subscription proceeds for shares subscribed for will be promptly deposited in an interest-earning escrow account with the Summit Bank, Princeton, New Jersey, as escrow agent (the "Escrow Agent"), under the terms of an escrow agreement (the "Escrow Agreement"), pending the satisfaction of the conditions of the offering or the termination of the offering. Neither the Company nor any of its officers or directors is affiliated with the Escrow Agent. The offering will be terminated, no shares of common stock will be issued, and no subscription proceeds will be released from escrow to the Company unless on or before the Expiration Date (i) the Company has accepted subscriptions and payment in full for the minimum number of shares and (ii) the ^ Company and the Bank have received all required regulatory approvals or non-objections and management has satisfied any regulatory or other conditions that must be satisfied before the Bank may commence banking operations.

         The Escrow Agent ^ will place the funds held in the Escrow Account in interest-bearing accounts. Until the regulatory authorities authorize the organizers to use the proceeds of this offering to capitalize the Company, the $948,500 obtained from the organizers of the Company and certain other initial investors in the private placement will be used to pay for expenses incurred. Upon disbursement of funds from the Escrow Account to the Company, any investment earnings on the Escrow Account will be the property of the Company. The Escrow Agent has not investigated the desirability or advisability of an investment in the common stock by prospective investors and has not approved, endorsed or passed upon the merits of an investment in the common stock.

         The FDIC has approved the Bank's application for federal deposit insurance, subject to the following conditions:

          1. That beginning paid-in capital funds of not less than $5,000,000 be provided, of which not less than $50,000 shall be allocated to common capital and not less than $4,950,000 shall be allocated to surplus and other segregations;

          2. That a ratio of Tier 1 capital to total assets of at least 8% and an adequate allowance for loan and lease losses be maintained during the first three years of operation from the date insurance is effective;

          3. That any changes in the proposed directorate, management, or ownership (10% or more of the stock), including new acquisitions of or subscriptions to 10% or more of the stock, will render this commitment null and void unless such proposal is approved by the FDIC prior to the opening of the Bank;

          4. That an accrual accounting system be adopted for maintaining the Bank's books;

          5. That the Bank obtain an annual audit of its financial statements by an independent auditor for at least the first five years after deposit insurance coverage is effective, furnish a copy of any reports by the independent auditor (including any management letters) to the New York Regional Director of the FDIC within 15 days after their receipt by the Bank, and notify the Regional Director within 15 days when a change in its independent auditor occurs;

          6. That prior to the effective date of deposit insurance, a minimum of $1 million in fidelity coverage be obtained, consisting of either a bankers blanket bond or some combination of a bankers blanket bond and an excess employee dishonesty bond;

          7. That federal deposit insurance shall not become effective unless and until the Bank has been established as a federally chartered savings bank, that it has authority to conduct a banking business, and that its establishment and operation as a bank have been fully approved by the OTS.

          8. That the FDIC shall have the right to alter, suspend, or withdraw the said commitment should any interim development be deemed by the FDIC to warrant such action; and

          9. That if federal deposit insurance has not become effective within one year from December 8, 1998, or unless, in the meantime, a request for an extension of time has been approved by the FDIC, the consent granted shall expire on said date.

         In addition, the OTS has deemed the Bank's and the Company's applications complete. OTS approval of such applications, containing routine conditions, is expected no later than February 9, 1999. The Company and the Bank believe they will be able to satisfy all conditions pursuant to FDIC and OTS regulatory approvals.

         If the offering is not consummated ^ by _______ __, 199_, or if the offering is terminated at an earlier date, the funds available from the Escrow Account^ will be promptly repaid to investors. Investors ^ will not receive any interest on their subscription funds, ^ unless such funds are held in excess of 90 days, in which event such funds will be promptly returned to the subscribers with any interest earned thereon.

How To Subscribe


         All subscriptions must be made by completing a Subscription Agreement. Additional copies of the Prospectus and the Subscription Agreement may be obtained by contacting the Company at the address set forth below. Subscriptions will ^ be binding on subscribers ^ upon submission to the Company. SUBSCRIPTIONS WILL NOT BE ACCEPTED UNLESS ACCOMPANIED BY PAYMENT IN FULL AT THE SUBSCRIPTION PRICE. The Company reserves the right to reject any subscription, in whole or in part, with or without cause, but will inform the subscriber of the reason for such rejection. The Company will refuse any subscription by sending written notice to the subscriber by personal delivery or first-class mail within ^ 30 calendar days after receipt of the subscription, and the subscriber's Subscription Agreement and refund of payment will accompany such notice, together with a statement as to the reason for such rejection. Any Subscription Agreement which is completely and correctly filled out, which is accompanied by proper and full payment and which is physically received at the offices of the Company by any employee or agent of the Company, shall be deemed to have been accepted if it is not refused as hereinbefore provided within ten business days after such receipt.


         A completed Subscription Agreement and payment in full (made in the manner specified below) of the total subscription price for the number of shares subscribed should be mailed to the Company at the following address:

                          Village Financial Corporation
                                  P.O. Box 6554
                         Lawrenceville, New Jersey 08648

         Subscriptions and payment in full also may be delivered in person to the office of the Company at 590 Lawrence Square Boulevard, Lawrenceville, New Jersey between 9:00 a.m. and 4:00 p.m., Monday through Friday. If the offering is canceled, all subscriptions will be promptly refunded.

         IMPORTANT: PAYMENTS MUST BE MADE IN UNITED STATES FUNDS BY CHECK, BANK DRAFT OR MONEY ORDER PAYABLE TO "SUMMIT BANK, ESCROW AGENT FOR VILLAGE FINANCIAL CORPORATION." FAILURE TO INCLUDE THE FULL SUBSCRIPTION PRICE WITH THE SUBSCRIPTION AGREEMENT WILL RESULT IN THE SUBSCRIPTION BEING RETURNED BY THE COMPANY.

Escrow Account


         The offering is being made subject to the requirement that at least ^ 425,000 shares are sold. Pending ^ release of escrow, payments received from subscribers will be held in an interest-bearing escrow account maintained with the Escrow Agent. Funds in the ^ escrow account may not be reached by creditors of the organizers. The terms of the Escrow Agreement include the following provisions:


         (a) Payments of subscribers will be identified to each subscriber and will be deposited by the Escrow Agent in the Escrow Account, which shall be known as "Village Financial Corporation - Stock Purchase Account," and shall be held in escrow and disbursed, including the interest earned thereon, only in accordance with the provisions of the Escrow Agreement.

         (b) The funds in the Escrow Account will be invested by the Escrow Agent in bank accounts, short-term U.S. government securities (or mutual funds consisting thereof) and/or in FDIC-insured short term Certificates of Deposit.

         (c) Funds deposited in the Escrow Account shall earn interest in accordance with the terms of the account or security in which the funds are deposited or invested.


         (d) Upon receipt of written confirmation that the Company has accepted the minimum aggregate subscription amount and all other closing conditions have been satisfied, the Escrow Agent will pay any and all funds in the Escrow Account to the order of the Company. In the event that the offering is not completed by _______ __, 199_, all funds in the Escrow Account^ will be promptly returned to subscribers. Subscribers ^ will not receive any interest on their ^ subscriptions unless such funds are held in excess of 90 days, in which event such funds will be promptly returned to the subscriber with any interest earned thereon. ^


         (e) The Escrow Agent will be liable only for monies received by it and not disbursed by it pursuant to the provisions of the Escrow Agreement.

         (f) The Company has agreed to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence or bad faith on the part of the Escrow Agent.

         (g) All interest earned and accrued on the deposited subscription funds shall accrue for the benefit of the subscribers and the Company and the Escrow Agent shall report such interest as having been earned by the Company. All funds will be repaid in accordance with paragraph (d) above.

         (h) The Escrow Agent's fees will be paid by the Company and the Escrow Agent may be authorized to deduct such fees from the interest earned on the Escrow Account.

Termination or Extension of the Offering


         The offering will terminate at 4:00 p.m.^, New Jersey Time, on _______ __, ^ 1999, unless extended by the Company without ^ notice to the subscriber. The Company reserves the right to terminate the offering at any time. However, if the offering is not completed by _______ __, ^ 1999, or if the offering is terminated at an earlier date, ^ subscriptions, without interest earned thereon, will be promptly repaid to investors. ^ Subscribers will not receive any interest on their ^ subscriptions, unless such funds are held in excess of 90 days, in which event such funds will be promptly returned to the subscribers with any interest earned thereon. ^

                                OFFICE FACILITIES


         The Company agreed to the terms of the lease in October 1998 with Lawrenceville Associates, a New Jersey Partnership, to lease the premises located at 590 Lawrence Square Boulevard, Lawrenceville, New Jersey to be the main office of the Bank. These premises will serve as the headquarters of the Company. The Company has also entered into a lease of space within the Pennington Point complex^, primarily to serve the adult retirement community and others in the immediate vicinity.

         The Company has purchased the furniture, fixtures and equipment, including a vault and a two lane drive-up area, from the local commercial bank that previously occupied the Lawrenceville premises. The Company ^ purchased these items for $35,000. The ^ facility is now occupied by the Company and was previously a vacant branch office leased by the local commercial bank.
Consequently, the Bank has a facility that can open almost immediately upon consummation of the stock offering and receipt of regulatory approval. The building is a 3,952 square feet one story facility located in a two-building office complex. The main office will include a vault, six teller stations, a two lane drive-up area, walk-up

ATM, night depository and ^ safe deposit boxes. The terms of the lease provide for 20 designated parking spaces. The Bank does not intend to make any renovations to the main office ^ other than adding signage and other incidental changes in order to prepare the facility for operation. The lease will expire on May 31, 2005. The lease will be assignable and is renewable for one additional five-year term. The annual base rental amount will increase from approximately $50,000 to $70,000 over the course of the first five years and will increase at an annual amount of four percent for any and all subsequent years. In accordance with the terms of the lease, the Company prepaid its rent in the amount of $69,870 for the proposed main office from November 1, 1998, the commencement of the lease, through December 31, 1999. The Company intends to amortize the cost of the prepaid rent over the fourteen month period at approximately $4,990 per month. The Company prepaid the lease from the funds received in the private placement.

         The Bank's limited service facility will be located in the Pennington Point complex, 23 Route 31 North, Suite A22, Pennington, New Jersey, where the Company has leased an office within a suite of offices for one year. The lease commenced on July 15, 1998 and temporarily served as the headquarters of the Company. The lease may be terminated by either party with 60 days notice. The Company anticipates signing a new lease at or prior to the expiration of the current lease at the discretion of the board of directors. The ^ Company expects to continue to lease this premises or another premises within the Pennington Point complex. The limited service facility is expected to include two teller desks and to operate during limited hours^. The ^ annual rental amount of the lease is $9,600. There is no limit on the number of terms or years the lease may be renewed.

         The ^ Company has contracted for data processing services with NCR in Framingham, Massachusetts. The Bank will incur a monthly data processing fee of approximately $5,000 to $6,000 and will also incur a one-time software licensing fee of approximately $40,000 to $50,000. NCR will perform substantially all of the data services needed by the Bank.


                    UNAUDITED PRO FORMA FINANCIAL INFORMATION


         The following unaudited pro forma financial information and explanatory notes have been derived from the historical financial statements of the Company, adjusted to give effect to the sale of the minimum number of shares and the maximum number of shares in the offering. The Unaudited Pro Forma Combined Balance Sheet assumes such transactions occurred on September 30, 1998, and that the Company's application for the formation of the Bank has been approved. No pro forma consolidated statement of operations is presented because as of September 30, 1998, the Company ^ had been in existence for approximately nine months, and all activity through this date has been dedicated to the formation of the Bank. The unaudited pro forma financial information does not show the effect of: (a) results of operations, (b) changing market prices of the shares after the initial offering is complete, or (c) potential effects of newly issued shares to be granted to the President of the Company under the terms of the President's employment agreement (see notes to the financial statements regarding the employment agreement of the President).

                          VILLAGE FINANCIAL CORPORATION
                        PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                   (UNAUDITED)

                                                                                                           Company       Company
                                                                                                         As Adjusted   As Adjusted
                                                                    Minimum No.        Maximum No.       Minimum No.   Maximum No.
                                                   Corporation      of Shares          of Shares         of Shares     of Shares
                                                   ----------- ------------------- -----------------      ---------     ---------
ASSETS
Cash                                             $      30,863  ^$ 3,676,441   (a)              ^  (a)  ^$ 3,707,304   $ 10,841,304
                                                                                   $   10,810,441
Short-term investments                                 760,184            --                   --            760,184        760,184
Furniture and equipment                                 32,959     ^ 127,041              127,041            160,000        160,000
Deferred organization costs                             70,000       (70,000)  (b)        (70,000) (b)            ^-              -
Other assets                                             3,012            --                   --              3,012          3,012
                                                 -------------  ------------       --------------        -----------    -----------
    Total assets                                 $     897,018  ^$ 3,733,482       $   10,867,482        $ 4,630,500   $ 11,764,500
                                                  ============  ============       ==============        ===========    ===========

LIABILITIES
Accounts payable and accrued expenses                   61,527       (61,527)  (c)        (61,527)^(c)            --             --
                                                 -------------  ------------       --------------        -----------    -----------
    Total liabilities                                   61,527       (61,527)             (61,527)                --             --
                                                 -------------  ------------       --------------        -----------    -----------

STOCKHOLDERS' EQUITY
Preferred stock                                             --            --                   --                 --             --
Common stock                                             9,485     ^  42,500   (d)        120,000  (d)      ^ 51,985        129,485
Additional paid-in capital                             939,015   ^ 4,072,500   (d)   ^ 11,129,000  (d)   ^ 5,011,515     12,068,015
Retained deficit                                      (113,009)    ^(319,991)  (b)       (319,991) (b)      (433,000)      (433,000)
                                                 -------------  ------------       --------------        -----------    -----------
    Total stockholders' equity                         835,491   ^ 3,795,009           10,929,009          4,630,500     11,764,000
                                                 -------------  ------------       --------------        -----------    -----------
    Total liabilities and stockholders' equity  $      897,018  $  3,733,482       $   10,867,482       $^ 4,630,500   $^11,764,500
                                                 =============  ============       ==============        ===========   ============





                                                  ^(footnotes on following page)

-----------------
(a) The net cash to be received, and after payments are made for certain organizational costs incurred.


                                                    Number of Shares Sold
                                                    ---------------------
                                                     Minimum      Maximum
                                                     -------      -------

Proceeds from offering........................  ^  $4,250,000  $12,000,000
Less:
Payment of accrued and additional
  organization costs..........................      ^(127,041)    (127,041)
                                                   ----------    ---------

                                                   $3,676,441  $10,810,441
                                                    =========   ==========




(b) Reflects the reclass of the deferred organization and offering costs against the offering proceeds and available cash at September 30, 1998. Organizational costs to be incurred are estimated to be ^ $433,000, and will be charged to operating expenses when ^ incurred. Such items are construed to be start up activity expenditures, relating primarily to the regulatory application processes for the proposed bank formation.


         These costs are for consulting, legal, accounting and audit services, as well as for regulatory filing fees and outside marketing assistance. These costs also include in-formation period expenses to be incurred for normal operations and salary and benefits of staff through the successful completion of the stock offering and regulatory approval processes.

(c) Reflects the payments of payables outstanding at September 30, 1998 for offering and organizational costs.

(d) Reflects stockholders' equity, after payments are made for certain estimated costs incurred in the offering:

                                                    Number of Shares Sold
                                           ------------------------------------
                                                Minimum              Maximum
                                                -------              -------

Proceeds from offering..............        ^ $4,250,000          $12,100,000
Less:  Offering costs...............           ^(135,000)           (751,000)*
                                             -----------         -----------
Net proceeds from offering..........        ^  4,115,000           11,249,000
Less:  Par value of common stock....            ^ 42,000              120,000
                                             -----------           ----------
Additional Paid In Capital..........        ^ $4,072,500          $11,129,000
                                               =========           ==========



* Maximum offering costs include estimated commissions that could be paid to Ryan, Beck, if this broker-dealer sells the final 794,850 shares, thus assisting Village in selling the total maximum shares available of 1.2 million.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS ^ AND
                                PLAN OF OPERATION

General


         The Company was incorporated under the laws of the State of New Jersey on January 16, 1998, for the purpose of becoming a unitary savings and loan holding company, which will own all of the outstanding shares of capital stock of a proposed federal stock savings bank, Village Bank. A unitary savings and loan holding company is a company that directly or indirectly controls only one savings association. It is anticipated, though there is no assurance, that the Company will receive regulatory approval to open the Bank in ^ February^ 1999.

         Prior to the offering, the only material source of funds for the Company has been private sales of the Company's common stock to the organizers of the Company and certain other initial investors at a price of $10.00 per share. ^ These individuals purchased 94,850 shares of Common Stock. The Company received aggregate gross proceeds of $948,500.

         The Company is recently formed and the Bank will be newly formed, both without any prior operating history. The operating results of the Company will be dependent upon the operating results of the Bank. The Bank will to a large extent be a first mortgage lender on residential real estate and its profitability will depend in large part on the real estate market of its primary market area. The Bank may also engage in various types of commercial lending such as small business loans and commercial real estate loans, although the Bank does not initially intend to emphasize this type of lending. Commercial lending does entail greater credit risk than residential mortgage lending. The Bank will incur operating expenses and there can be no assurances as to when, if ever, the Bank will generate sufficient revenues to operate profitably. Assuming that the minimum net proceeds from the offering are raised, the Company presently believes that it will have sufficient capital resources to ^ meet its commitments over the ^ first three years. See "Use of Proceeds;" "Unaudited Pro Forma Financial Information;" and "Office Facilities."


Year 2000 Evaluation

         General. Issues regarding the year 2000 arise because many computer programs use only the last two digits to refer to a year. This could result in programs treating "00" as 1900 instead of 2000. In addition, the year 2000 is a leap year, whereas the year 1900 was not a leap year. Programs may not provide for the date of February 29 for the year "00." Consequently, many programs could miscalculate date-sensitive information beginning January 1, 2000.

         The Company's State of Readiness. The following discussion pertaining to the year 2000 contains forward-looking statements. The information in the Year 2000 Discussion is based on the Company's best estimates. There can be no assurance that these estimates will be achieved and actual results could materially differ.

         The Company is a start-up company with no operating history. The Company has purchased new computers and software to operate the "internal" functions of the Company and the Bank. The software includes a general ledger program from Interactive Planning Systems that is certified as Year 2000 compliant. However, all of the Bank's material data processing that could be affected by the Year 2000 issue will be provided by NCR, a nationally recognized third party service bureau. NCR has advised management of the Company that NCR expects to resolve its Year 2000 issues before the year 2000 and has warranted that it will be Year 2000 compliant in its written contract of the Company. The Company utilizes NCR's STARCOM application software in accordance with the terms of the service contract with NCR.


         In conjunction with the Company's and Bank's applications to the OTS and the FDIC for approval of the Bank's charter and federal deposit insurance and the Company's request to become the holding company of the Bank, the OTS and the FDIC have conducted an examination of the Company and the Bank. Neither the OTS nor the FDIC has cited any Year 2000 compliance problems by the Company or the Bank.

         Management of the Company has purchased computer equipment and software and has hired a third party service bureau with Year 2000 issues in mind, and has attempted to provide Year 2000 compliant materials for the Bank and ^ the third party service bureau ^ has assured Year 2000 compliance. Management of the Company intends to continue to monitor the Year 2000 issues that pertain to the Company and the Bank to ensure compliance to the greatest extent reasonably possible. Management intends to contract with vendors that are already Year 2000 compliant or that provide assurances of compliance. For those that provide assurances, management will monitor their progress and will hire alternative vendors prior to the Year 2000 if management deems it prudent. The Company and the Bank will require a Year 2000 compliance clause in their loan agreements and contracts with borrowers, vendors and customers. The clause will require the borrower, vendor or customer to certify Year 2000 compliance and that there will be no material adverse effect to the Company or the Bank if the borrower, vendor or customer experiences a malfunction as a result of a Year 2000 issue. However, there can be no assurance that the Company, the Bank or their borrowers, vendors and customers and their third party service bureaus will have corrected Year 2000 issues on a timely basis.


         The Company and the Bank will make use of embedded technologies such as building security, power, heating, ventilation and air conditioning. To the extent management of the Company has the ability to determine the providers of these systems, management will attempt to select providers that are Year 2000 compliant.


         Costs to Address the Company's Year 2000 Issues. As a new Company, the Company does not anticipate any material costs related to ^ Year 2000 issues. The Bank does not yet have any depositors or borrowers. The Company and the Bank do not expect to have to modify software or hire any Year 2000 solution providers. If the Company's third party service bureau is not Year 2000 compliant in a timely manner, the Company would incur expenses in hiring a new third party service bureau. The Company estimates such an expense together with any incidental Year 2000 compliance expenses, would not exceed $50,000 (including the estimated cost of paying a licensing fee to a new third party service bureau and not taking into consideration any refund which would be due from NCR).

         Risks of the Company's Year 2000 Issues. The Company and the Bank will be reliant upon the computers and software of ^ NCR for data processing. Rapid and accurate data processing is essential to the operations of the Company and the Bank. If this service bureau experiences malfunctions in the year 2000, these malfunctions could adversely effect the operations of the Company and the Bank. To a much lesser extent, the Company and the Bank risk the effects of a malfunction by their telecommunication service providers. The Company and the Bank could experience a slowing of operations if the telecommunication service providers suffer malfunctions. However, the Bank will not employ on-line banking prior to the year 2000, if at all, and, therefore, the Bank should not be significantly effected by any telecommunication service disruptions. Because the Bank anticipates having fewer borrowers prior to the year 2000 than larger, more established banks, it risks having a larger percentage of loan repayment problems relative to its total loan portfolio if borrowers experience Year 2000 disruptions and are unable to pay their loans on time. The Company and the Bank consider this to be a remote risk. If any of the internal computers, software or embedded technologies malfunction, the Company and the Bank would be adversely effected, however management does not anticipate any problems in these areas.

         Company's Contingency Plans. The Company is monitoring the progress of NCR to evaluate whether it will be Year 2000 compliant. If NCR is not able to become Year 2000 compliant on or before its scheduled compliance date, the Company will attempt to locate an alternative service bureau that is year 2000 compliant. The terms of the service contract with NCR allow the Company to terminate the contract without further cost if NCR fails to become Year 2000 compliant. If the Company is unsuccessful in locating an alternative service bureau, management of the Bank will enter deposit and loan transactions by hand in the general ledger and compute loan payments and deposit balances and interest with the Company's own internal computer system. The Bank believes it can do this because of the relatively small number of loan and deposit accounts the Bank will have and the Bank's internal bookkeeping system. The Bank's computer systems will be independently able to generate labels and mailings for all of the Bank's customers and the Bank will periodically test this system and print and store this material. If this labor intensive approach is necessary, the Bank will be less efficient. However, management of the Bank believes that it would be able to operate in this manner indefinitely, until the service bureau, or its replacement, is able to again provide data processing services. If very few financial institution service bureaus were operating in the year 2000, replacement costs, assuming the Bank could negotiate an agreement, could be material to the Company.

                        PROPOSED BUSINESS OF THE COMPANY

General

         The Company, a New Jersey corporation, was incorporated primarily to be the holding company of the Bank. The Company has not conducted any business activities to date other than entering into the Lease Agreement and those activities deemed necessary by the Company to obtain regulatory approval for the Bank and to proceed with the offering. The Company will initially engage exclusively in the business of owning all of the outstanding shares of capital stock of the Bank. However, the Company may pursue other business interests in the future, subject to regulatory approval. There can be no assurances as to when, if ever, the Company will pursue such interests. Accordingly, the Company's initial earnings will be dependent upon dividends received by the Company from the Bank, which dividends are dependent on the Bank's profitability and the Bank's compliance with certain regulatory requirements. See "Regulation
- Savings Institution Regulation -- Dividend and Other Capital Distribution Limitations."


         The Company may not acquire the capital stock of the Bank without the approval of the Office of Thrift Supervision (the "OTS"). On August 3, 1998, the Company filed with the OTS an Application for Permission to Organize the Bank, and an Application H-(e)1 to become the holding company for the Bank. These Applications were filed to obtain the necessary approvals and were deemed complete by the OTS on December 11, 1998. An FDIC Application for Federal Deposit Insurance was filed on August 7, 1998 and approval was conditionally granted on December 8, 1998. Upon satisfaction of the conditions of the offering and of the regulators and the release of escrowed funds to the Company, the Company will proceed to acquire all of the shares of capital stock of the Bank and the Company will become, subject to the Bank's compliance with certain regulatory requirements discussed below, a unitary savings and loan holding company. As such, the ^ Company will be subject to examination and comprehensive regulation by the OTS. Because the Company will own only one savings association, it generally will not be restricted in the types of business activities in which it may engage, provided that the Bank retains a specified amount of its assets in housing-related investments. See "Regulation -Holding Company Regulation."


         The Company is located at 590 Lawrence Square Boulevard, Lawrenceville, New Jersey 08648. The telephone number is (609) 689-1010. ^ Upon the opening of the Bank, the Company does not intend to have any employees other than its officers. The current employees of the Company, other than its officers, will exclusively become employees of the Bank. The Company may utilize the support staff of the Bank from time to time. The Company initially will engage in no business other than owning all of the outstanding shares of capital stock of the Bank; therefore, the competitive conditions to be faced by the Company will be the same as those faced by the Bank.


Additional Information

         The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the common stock, reference is hereby made to the Registration Statement and the exhibits thereto. The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Information filed by and regarding the issuer may also be accessed electronically by means of the SEC's home page on the Internet at "http://www.sec.gov".

         The Company and the Bank have filed various applications with the OTS and the FDIC, as required by the applicable regulatory authorities. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that information available from the Company and information in public files and records maintained by the OTS and the FDIC is inconsistent with information presented in this Prospectus, such other information is superseded by the information presented in this Prospectus.

Reports to Stockholders

         Upon the effective date of the Registration Statement, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which includes requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the SEC. This reporting obligation will exist for at least one year and may continue for fiscal years thereafter, except that such reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the common stock of the Company is held of record by fewer than three hundred persons or if the common stock of the Company is held of record by fewer than five hundred persons and the total assets of the Company have not exceeded $10 million on the last day of each of the Company's three most recent fiscal years.

         Regardless of whether the Company is subject to the reporting requirements of the Exchange Act, the Company intends to furnish its stockholders with annual reports containing audited financial information for each fiscal year. The Company's fiscal year ends on December 31.

                          PROPOSED BUSINESS OF THE BANK

General


         The proposed business of the Bank will primarily consist of accepting deposits and originating mortgage, consumer, small business and other loans. The Bank intends to supplement its portfolio of loans with investment securities deemed prudent by the board of directors. Upon regulatory approval, the Bank will seek to attract deposits. The Bank intends to pay money market deposit account rates above the average market rates. The Bank also intends to offer a checking account, a savings account and a NOW account and various certificates of deposit products at competitive interest rates. The Bank or Company may also offer through affiliations with other companies, alternative non-deposit investments, such as mutual funds and securities, although no determination has been made as to when, if ever, the Bank or Company will enter into such affiliations. The Bank anticipates originating primarily residential mortgage loans and home equity loans secured by properties located in the Bank's market area. To a lesser extent, the Bank intends to originate consumer installment, commercial real estate and small business loans. In addition, the Bank may also engage in commercial business lending, although it does not initially intend to emphasize commercial lending. Commercial lending, such as commercial real estate loans and small business loans, entails additional credit risks as compared to residential mortgage lending.

         The organizers' assumptions as to the viability of the Bank^ are based on projections of population growth, deposit growth and housing development in the market area and adjacent communities, as well as on assumed levels of earning assets, interest rates and operating expenses. These projections and assumptions are thus subject to the hazards of forecast and may prove to be inaccurate. Furthermore, although the Company anticipates some growth in population, deposits and housing development in its primary market area, there can be no assurance of any growth or that the Bank will benefit from any growth.


         The Bank has prepared a strategic business plan to provide direction for the Bank over the next three years. Although the Bank anticipates numerous revisions as to tactics and possibly even to strategy, the basic objectives of the Bank, though there is no assurance that such objectives will be attained, are as follows:


         o The Company will pursue aggressive, but controlled, balance sheet growth with the Bank originating a broad array of lending products, including residential mortgage, commercial real estate mortgage, consumer installment and commercial business loans.

         o The Bank anticipates attracting deposits, with an emphasis on ^ and transaction accounts ^, offering competitive rates and products, supported by individuals with strong customer service attitudes and skills.


         o The Bank intends to outsource non-banking services, such as data processing, in order to employ a core group of banking professionals focused on customer needs.
Prospects


         Although investment in its common stock involves significant risk, the organizers believe that the Company will be able to compete effectively. Furthermore, as a stockholder-owned institution, the Company and the Bank will not be subject to the limitations on raising capital that have constrained mutual institutions, and will have the opportunity to raise capital from institutional and other private investors.

         The Company, through the Bank, intends to fill what it perceives to be a significant market niche that exists in Mercer County, including the areas of Lawrence Township and Pennington. The county is currently served almost entirely by large financial institutions based outside of the area. The Bank will have local owners, directors and senior management and therefore anticipates being more responsive to the banking needs of the local community. However, there can be no assurance that the Bank will achieve this goal.

         In the current environment of bank mergers, acquisitions, and consolidations, there is a perceived need for banks focused on the needs of the local community. The organizers believe this void of community focused banks is particularly evident in Mercer County. The organizers of the proposed Bank intend to provide a community bank oriented toward the local residents and small businesses ^.


         The Bank believes that the following attributes will make the Bank attractive to the local business people and residents:

o Direct and easy access to the Bank's President, officers and directors by members of the community, whether during or after business hours.

o Local conditions and needs will be taken into account by the Bank when deciding loan applications and making other business decisions affecting members of the community.

o A personalized relationship banking approach that is supported by decision making that is local and responsive to customer needs.

o Offering competitive interest rates and fees on savings and checking accounts.

o    Prompt review and processing of loan applications.

o    Depositors' funds will be invested back into the community.

o Positive involvement of the Bank in the community affairs within its primary market area.

o A staff of individuals with strong customer service attitudes and skills dedicated to meeting customer needs.


         In ^ addition, the Company intends that the Bank operate a limited service facility within the Pennington Point complex near the Pennington Point adult community. Leasing these facilities will provide the Bank ^ the potential to attract deposits from the adult retirement community.


Market Area


         The Bank's main office will be located at 590 Lawrence Square Boulevard (on Quakerbridge Road), Lawrenceville, New Jersey. The ^ Bank considers its primary market area ^ to be Mercer County, New Jersey. ^

         Mercer County consists of residential and business communities ^ and, includes the cities or townships of Ewing, Hamilton, Hightstown, Hopewell, Hopewell Borough, Lawrence (including Lawrenceville), Pennington, Princeton, Princeton Borough, Trenton, Washington, East Windsor and West Windsor. The population of Mercer County ^ is estimated to be approximately 330,000 in 1998. The median household income in Mercer County is estimated to be approximately $51,000 in 1998, $5,000 higher than the estimated median household income across the state of New Jersey. There are approximately 10,000 businesses located in Mercer County.

         Lawrence  Township,  the  site  of  the  proposed  main  office,  is an affluent, mainly residential and small business community consisting of approximately 50 square miles. The population within a four- mile radius of the proposed main office is estimated to be approximately 68,000 in 1998. There are over 2,500 businesses located within four miles of the proposed main office consisting mainly of small service and retail businesses with less than 10 employees.


Competition

         Competition for deposits and loans is strong among savings institutions, commercial banks, mortgage banks, mortgage brokers, credit unions and money market funds. There is also increasing competition from securities firms and other financial service corporations not traditionally engaged in the banking or savings business. The primary factors with which institutions compete for deposits and loans are interest rates, loan origination fees and range of services offered.


         Mercer County is served almost entirely by large, regional financial institutions, almost all of which are headquartered out of the area. There are approximately 50 financial institutions that have offices in Mercer County. However, approximately 25 of these 50 institutions are credit unions that are able to accept deposits and make loans only to their respective members and only about 14 of these 25 institutions maintain an office within 4 miles of the proposed main office of the Bank. Several of the institutions have recently ^ been acquired or are in the process of ^ being acquired. These institutions include Carnegie Bank ^ (acquired by Sovereign Bank), CoreStates Bank, N.A. ^(acquired by First Union National Bank), Pulse Savings Bank ^(acquired by First Source Bancorp, ^ Inc., now known as First Sentinal Bancorp) and Trenton Savings Bank ^(to be acquired by Sovereign Bank).


         All of the financial institutions in Mercer County have been in existence for a longer period of time than the Bank, are better established than the Bank and have financial resources substantially greater than those of the Bank. The Bank will not have an existing deposit base when it commences operations, and will be competing for deposits with these larger established institutions as well as with investment bankers, money market mutual funds and other non-traditional financial intermediaries. The Bank will have to attract its loan customer base from existing financial institutions and from growth in the community.

Market Strategy

         The Bank's objective will be to create a customer-driven financial institution focused on providing value to residents and businesses within the local community by delivering products and services matched to the clients' needs. It is believed that customers will be drawn to a locally managed institution that demonstrates an active interest in its customers and their business and personal financial needs.

         The   banking   industry  in  general   has   experienced   substantial
consolidation in recent years. From the organizers' point of view, this consolidation has resulted in increasing fees for bank services, the dissolution of local boards of directors, management and personnel changes and a decline in the level of customer service and attention to the needs of local communities. With the permissibility of interstate banking and the announcements of several mergers by large financial institutions, the organizers anticipate this type of consolidation to continue. The organizers believe that the present competitive and economic environment is right for a new, independent, locally managed bank to service the financial needs of residents and businesses of Mercer County.

Lending Activities


         General. The Bank anticipates that its lending activities will be primarily composed of the origination of residential mortgage loans and home equity loans for the purpose of financing and refinancing one-to-four family residential properties located in the Bank's market area. To a lesser extent, the Bank anticipates that it will originate commercial real estate loans, commercial small business loans and consumer installment loans, although it does not initially intend to emphasize commercial lending. The types of loans the Bank will originate generally will be subject to federal and state law and regulation. All loan requests will be subject to appropriate underwriting guidelines, a loan review process, management supervision and monitoring by the board of directors on an ongoing basis. The Bank will implement various lending limits for the Bank's loan officers and will maintain a loan committee composed of the President, Chief Lending Officer and the Senior Operations Manager, subject to oversight of the board of directors.


         The Bank's ability to originate loans will be dependent upon the relative customer demand, which will be affected by the current and expected future level of interest rates. Interest rates will be affected by the demand for loans and the supply of money available for lending purposes and the rates offered by competitors. Among other things, these factors are, in turn, affected by economic conditions, monetary policies of the federal government and legislative tax policies.

         The Bank intends to originate the following loans:

         One-  to  Four-Family   Mortgage  Loans.  The  Bank  intends  to  offer
fixed-rate and adjustable-rate mortgage loans primarily secured by one- to four-family residences, with maturities up to 30 years. It is anticipated that such loans will be secured by properties located in the Bank's market areas. All one-to four-family loans will be underwritten using generally accepted lending standards such as Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA"), or the Federal Home Loan Mortgage Corporation ("FHLMC"). The Bank will originate loans for both owner occupied and non-owner occupied (investor) residential properties. Non-owner occupied residential mortgage loans generally carry a higher degree of credit risk than owner occupied residential mortgage loans. The Bank intends to limit non-owner occupied residential lending for a given year to approximately 5% of the total residential loan volume for the year. The maximum loan-to-value ratio for such loans will be 70% to 80%. The Bank plans on maintaining all residential mortgage loans originated during the first three years of existence but intends to sell a portion of such loans if the Bank deems it necessary. If the Bank sells any of its loans, the Bank intends to retain the servicing rights to such loans. The Bank expects its one- to four-family mortgage loans to be composed primarily of one-year adjustable rate loans, 15-year fixed rate loans and 30-year fixed rate loans.

         Home Equity Loans. The Bank intends to offer home equity term loans and home equity revolving lines of credit, primarily secured by one- to four-family, owner occupied residences. It is anticipated that the Bank will employ similar underwriting standards in making home equity loans as those utilized in making residential mortgage loans. The Bank expects to originate term loans for periods up to 15 years and to originate adjustable rate revolving lines of credit.

         Commercial Real Estate Loans. The Bank intends to offer commercial and multi-family real estate loans (five units or more) generally secured by property located in the Bank's market areas. The Bank intends to originate commercial mortgage loans for the acquisition, construction and refinancing of commercial real estate. At times such loans may exceed the Bank's internal lending limits and will require the Bank to obtain the participation of other financial institutions to assist in funding excess loan amounts. In such cases, the Bank expects to maintain servicing responsibility for the loans.

         Commercial real estate and multi-family loans are generally larger and present a greater degree of credit risk than loans secured by one- to four-family residences. Because payments on loans secured by commercial real estate and multi-family properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or in the economy. It is anticipated that the Bank will seek to minimize these risks through its underwriting standards. The Bank currently does not anticipate originating more than one multi-family loan per year. The maximum loan amount for multi-family loans will be up to 75% of the appraised value of the property.

         Small Business Commercial Loans. The Bank intends to pursue opportunities to offer small business loans, primarily to businesses located in the Bank's market areas. Federally chartered savings institutions such as the Bank are authorized to make secured or unsecured loans and letters of credit for commercial, corporate, business and agricultural purposes and to engage in commercial leasing activities. However, federally chartered savings institutions generally are limited in the amount of commercial business loans they may hold in their portfolio to a maximum of 20% of total assets.

         Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income, and which are secured by real estate property whose value tends to be more easily ascertainable, commercial business loans are of higher credit risk and typically are made on the basis of the borrower's ability to make repayment from cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value on the success of the business.

         Consumer Loans. The Bank intends to make a variety of consumer loans which are anticipated to consist primarily of fixed-rate installment loans secured by automobiles or by deposits at the Bank. The Bank may originate home improvement loans not secured by real estate and other personal loans, both secured and unsecured.

         Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or that are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and therefore are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loan.

         Participation Interests. The Bank will consider participating in loans originated in New Jersey outside its primary market area, provided such loans meet approval criteria as will be stipulated in the Bank's lending policies. The Bank anticipates participation in the origination of loans through Thrift Institutions' Community Investment Corporation, a subsidiary of the New Jersey League - Savings and Community Bankers.

         Loan Approval. The Bank's lending activity will be conducted primarily through advertising, customer calls and contacts by the Bank's employees, officers and directors and solicitations to local real estate brokers, builders and real estate developers. The Bank's lending will be subject to written underwriting standards (including, as applicable, a Year 2000 compliance clause) and loan origination procedures. The Year 2000 compliance clause will require each commercial borrower to certify its Year 2000 compliance and readiness. Decisions on loan applications will be made on the basis of detailed applications and property valuations. The loan applications will be designed primarily to determine the borrower's ability to repay and the more significant items on the applications will be verified through the use of credit reports, financial statements, tax returns and/or confirmations.

         The Bank generally will require title insurance on its real estate secured loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. The Bank also will require flood insurance to protect the property securing its interest when the property is located in a flood plain.

         Loan Fees and Service Charges. In addition to interest earned on loans, the Bank will generally recognize fees and service charges which consist primarily of loan origination fees and late charges.

         Loans to One Borrower. Under applicable regulations, the maximum amount of loans that may be made to one borrower initially will not exceed the greater of $500,000 or 15% of the unimpaired capital and surplus of the Bank. The Bank may lend an additional 10% of unimpaired capital and surplus if a loan is fully secured by readily marketable collateral.


         Delinquencies. The Bank's collection procedures are expected to provide that when a loan is 30 days past due, a late charge ^ will be added and the borrower ^ will be contacted by mail and/or telephone and payment requested. If the delinquency continues, subsequent efforts ^ will be made to contact the delinquent borrower. Additional late charges may be added and, if the loan continues in a delinquent status for 90 days or more, the Bank will likely initiate foreclosure proceedings unless other repayment arrangements are made.


         Non-Performing Assets and Asset Classification. Loans will be reviewed on a regular basis and classified in accordance with the requirements of the OTS and internal policies of the Bank. The Bank's internal classifications will be reviewed annually through a loan review process. Such a loan review will likely be outsourced to an independent qualified third party.

Investment Activities

         The Bank will be required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. The Bank expects to maintain a liquidity portfolio in excess of regulatory requirements. Until the Bank is able to originate sufficient loans, it expects to leverage its capital by investing deposits and borrowed money in securities and other investments at a positive interest rate spread exceeding the cost of deposits received and borrowings. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of the level of yield that will be available in the future, as well as management's projections as to the short term demand for funds to be used in the Bank's loan origination and other activities. The Bank intends to invest primarily in U.S. Government and agency obligations, federal funds sold and U.S. government agency issued mortgage-backed securities.

Sources of Funds

         General. The management of the Bank will endeavor to build a deposit base with the expectation that deposits will be the major source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank anticipates deriving funds from payment streams of loans and securities, sale or maturities of investment securities, operations and, as needed, advances from the Federal Home Loan Bank ("FHLB") of New York. Scheduled loan principal repayments are generally a stable source of funds for banking institutions, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

         Deposits. Consumer and commercial deposits will be attracted principally from within the Bank's primary market area through the offering of a broad selection of deposit instruments including NOW, regular savings, money market deposit, term certificate accounts (including negotiated jumbo certificates in denominations of $100,000 or more) and individual retirement accounts and Keogh accounts. Deposit account terms will vary acc ording to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The Bank will regularly evaluate the internal cost of funds, survey rates offered by competing institutions, review the Bank's cash flow requirements for lending and liquidity and execute rate changes when deemed appropriate. The Bank does not anticipate obtaining funds through brokers. The Bank may seek to acquire deposits from another financial institution in the Bank's primary market area, but presently has no agreements nor intentions to do so.

Employees


         The Bank anticipates having 10 full-time equivalent employees, including two executive officers, when it commences operations. The executive officers of the Bank are expected to initially include (i) the President and Chief Executive Officer (who will also serve initially as the Chief Financial Officer) and (ii) a Chief Lending Officer. ^ A Senior Operations Manager has also been employed. In addition, the Bank intends to employ a Branch Manager, Administrative Assistant and a Customer Service Representative. The Bank may employ a Loan Processor and an Operations Supervisor subsequent to the opening of the Bank, but will not likely employ such individuals until the year 2000. The remaining employees will provide staff support in the teller, new accounts and loan processing functions. The employees of the Bank will concentrate on providing a high level of service to the customers of the Bank. Non-banking services, such as data processing, will ^ be outsourced to companies specializing in those areas. The Company anticipates having the same executive officers of the Bank act as executive officers of the Company. No other employees of the Company are anticipated at this time. See "Management of the Company" and "Management of the Bank."


         Total compensation for the Bank's employees for the first full year of operations is projected to be $387,000. In addition, the Bank intends to provide its employees with certain benefits programs, including medical insurance, paid vacation time and sick leave. Directors will receive fees in the amount of $300 per month. A stock option plan and restricted stock plan are expected to be adopted by the Board, subject to stockholder approval. Other benefit programs such as a profit sharing plan may also be adopted following commencement of operations of the Bank. The board of directors will consider the implementation of a pension plan, but no such plan will be in place at the commencement of operations of the Bank.

                                   REGULATION


         Set forth below is a brief description of ^ those significant laws which relate to the Company and the Bank and which are material to your investment in the Company. The description is not complete and is qualified in its entirety by references to applicable laws and regulations.


Holding Company Regulation

         General. The Company will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over the Company and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to the Company and the Bank. This regulation is intended primarily for the protection of the Bank's depositors and not for the benefit of the stockholders of the Company.

         Qualified Thrift Lender ("QTL") Test. Since the Company will only own one savings institution, it will be able to diversify its operations into activities not related to banking, if the Bank satisfies the QTL test. If the Company controls more than one savings institution, it would lose the ability to diversify its operations into non-banking related activities, unless such other savings institutions each also qualify as a QTL or were acquired in a supervised acquisition. See "- Savings Institution Regulation -- Qualified Thrift Lender Test."

         Restrictions on Acquisitions. The Company must obtain approval from the OTS before acquiring control of any other SAIF-insured savings institution. No person may acquire control of a federally insured savings institution without providing at least 60 days written notice to the OTS and giving the OTS an opportunity to disapprove the proposed acquisition.

Savings Institution Regulation

         General. As a federally chartered, SAIF-insured savings institution, the Bank is subject to extensive regulation by the OTS and the FDIC. The Bank's lending activities and other investments must comply with various federal and state statutory and regulatory requirements.

         The OTS, in conjunction with the FDIC, will regularly examine the Bank and prepare reports for the consideration of the board of directors on any deficiencies that the OTS finds in the Bank's operations. The Bank's relationship with the depositors and borrowers also will be regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of its mortgage documents.

         The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or any other government agency, could have a material adverse impact on the Bank's operations.

         Insurance of Deposit Accounts. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

         Because a significant portion of the assessments paid into the SAIF by savings institutions were used to pay the cost of prior savings institution failures, the reserves of the SAIF were below the level required by law. The BIF had, however, met its required reserve level during the third calendar quarter of 1995. As a result, deposit insurance premiums for deposits insured by the BIF were substantially less than premiums for deposits which are insured by the SAIF. Legislation to capitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF became effective September 30, 1996. The recapitalization plan provided for a special assessment equal to $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain BIF institutions holding SAIF-insured deposits were required to pay a lower special assessment.


         The recapitalization plan also provides that the cost of prior failures which were funded through the issuance of ^ FICO Bonds (bonds issued to fund the cost of savings institution failures in prior years) will be shared by members of both the SAIF and the BIF. This increased BIF assessments for healthy banks to approximately $.0125 per $100 of deposits in 1998. SAIF assessments for healthy savings institutions in 1998 were approximately $.0628 per $100 in deposits and may be reduced, but not below the level set for healthy BIF institutions.

         The FDIC has lowered the rates on assessments paid to the SAIF and widened the spread of those rates. The FDIC's action established a base assessment schedule for the SAIF with rates ranging from 4 to 31 basis points, and an adjusted assessment schedule that reduces these rates by 4 basis points. As a result, the effective SAIF rates range from 0 to 27 basis points as of October 1, 1996. In addition, the FDIC's final rule prescribed a special interim schedule of rates ranging from 18 to 27 basis points for SAIF-member savings institutions for the last quarter of calendar 1996, to reflect the assessments paid to the Financing Corporation ^(FICO Bonds). Finally, the FDIC's action established a procedure for making limited adjustments to the base assessment rates by rulemaking without notice and comment, for both the SAIF and the BIF.


         The recapitalization plan also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming there are no savings institutions under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and elimination of the separate federal regulation of thrifts. As a result, the Bank may have to convert to a different financial institution charter and be regulated under federal law as a bank, including being subject to the more restrictive activity limitations imposed on national banks. The Bank cannot predict the impact of the proposed legislation unless and until the legislation requiring such change is enacted.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. The Bank's capital ratios, which are set forth under "Historical and Pro Forma Capital Compliance," are expected to be well in excess of these requirements.

         Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         The risk-based capital standards of the OTS generally require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. An institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. An institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

         The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from an institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS may require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers. However, due to the Bank's net size and risk-based capital level, it is expected to be exempt from the interest rate risk component.

         In accordance with the requirements of the Federal Deposit Insurance Corporation with respect to the Application for Insurance of Deposits of Village Bank, the organizers agreed to maintain a Tier 1 Capital ratio to total estimated assets of at least 8% and an adequate allowance for loan and lease losses for the first three years of operation of the Bank from the date the FDIC deposit insurance is effective.

         Dividend and Other Capital Distribution Limitations. OTS regulations require the Bank to give the OTS 30 days advance notice of any proposed declaration of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends by the Bank to the Company.

         OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. The Bank expects to qualify as a Tier 1 institution, but there can be no assurance that it will achieve this goal.

         In the event the Bank's capital falls below the fully phased-in requirement or the OTS notifies the Bank that it needs more than normal supervision, the Bank would become a Tier 2 or Tier 3 institution and as a result, its ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

         In January 1998, the OTS proposed amendments to its current regulations with respect to capital distributions by savings associations. Under the proposed regulation, savings associations that would remain at least adequately capitalized following the capital distribution, and that meet other specified requirements, would not be required to file a notice or application for capital distributions (such as cash dividends) declared below specified amounts. Under the proposed regulation, savings associations which are eligible for expedited treatment under current OTS regulations are not required to file a notice or an application with the OTS if (i) the savings association would remain at least adequately capitalized following the capital distribution and (ii) the amount of capital distribution does not exceed an amount equal to the savings association's net income for that year to date, plus the savings association's retained net income for the previous two years. Thus, under the proposed regulation, only undistributed net income for the prior two years may be distributed in addition to the current year's undistributed net income without the filing of an application with the OTS. Savings associations which do not qualify for expedited treatment or which desire to make a capital distribution in excess of the specified amount, must file an application with, and obtain the approval of, the OTS prior to making the capital distribution. Under certain other circumstances, savings associations will be required to file a notice with OTS prior to making the capital distribution. The OTS proposed limitations on capital distributions are similar to the limitations imposed upon national banks. The Company is unable to predict whether or when the proposed regulation will become effective.

         A savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements).^


         Qualified Thrift Lender Test. Savings institutions must meet a qualified thrift lender ("QTL") test. If the Bank maintains an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualifies as a QTL, the Bank will continue to enjoy full borrowing privileges from the FHLB of New York. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings institutions may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every 12 months.

         Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings institution or its subsidiaries and its affiliates be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. The Bank's affiliates include the Company and any company which would be under common control with the Bank. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institutions as affiliates on a case-by-case basis.

         Liquidity Requirements. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. Monetary penalties may be imposed upon institutions for violations of liquidity requirements.

         Federal Home Loan Bank System. The Bank will be a member of the FHLB of New York, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB.

         As a member, the Bank will be required to purchase and maintain stock in the FHLB of New York in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS. Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

                            MANAGEMENT OF THE COMPANY

         The board of directors of the Company currently consists of the same individuals who will serve as directors of the Bank. The Company's certificate of incorporation and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. The Bank's officers will be elected by the Board and serve at the Board's discretion.

                             MANAGEMENT OF THE BANK

         The proposed board of directors of the Bank will be composed of six members. The proposed stock charter and bylaws for the Bank require that directors be divided into three classes, as nearly equal in number as possible. The officers are elected annually by the Board and serve at the Board's discretion.


         The following table sets forth information with respect to the directors^ and executive officers, ^ all of whom will continue to serve in the same capacities after the offering. ^


                                                                                                                            % of
                                                           ^ Private                       Proposed Stock                 Proposed
                                                           Placement           Stock        Subscription        Total     Ownership
Directors and Officers     Age (1)       Position            Shares         Options(2)         Shares           Shares     (3)(4)
----------------------     -------       --------            ------         ----------         ------           ------     ------

William C. Hart                65        Chairman              2,500              --              2,500        5,000            ^*

                                         of the
                                         Board

Kenneth J. Stephon             39        President,            5,100          10,000             10,000       25,100         ^ 4.8

                                         CEO and
                                         Director
William V. R. Fogler           54        Director              3,000              --              3,000        6,000           1.2
Paul J. Russo                  47        Director              5,000              --              1,000        6,000           1.2
Jonathan R. Sachs              41        Director              1,500              --              2,000        3,500             *

 George M. Taber               56        Director              1,500              --              2,500        4,000             *
Joseph B. Festa                47        Chief
                                         Lending
                                         Officer                  --              --                500          500             *
                                                             -------          ------            -------      -------           ---
                                                              18,600          10,000           ^ 21,500       50,100           9.6
                                                              ======          ======           ========       ======           ===



----------
(1)  At September 30, 1998.
(2) According to the terms of the Employment Agreement with Mr. Stephon, the board of directors granted stock options to purchase 10,000 shares of common stock at $10.00 per share, subject to stockholder approval.^
^(3) Based upon 519,850 shares  (outstanding  after the issuance of common stock in the private placement and the offering).
*    Less than 1%

         Messrs. Hart and Stephon have over forty years combined experience in the banking industry. Each has served as Chief Executive Officer and a director of a thrift institution in New Jersey.

         There is no family relationship between any director or executive officer. No director or executive officer has filed a petition in bankruptcy in the past five years, nor been convicted in a criminal proceeding. The business experience for the past five years of each of the directors and executive officers is as follows:


Directors

         Kenneth J. Stephon was President, Chief Executive Officer and a Director of CloverBank, Pennsauken, New Jersey from 1993 until July 1998, having previously served CloverBank as Executive Vice President and Chief Financial Officer. He left CloverBank in order to organize Village Bank. Mr. Stephon has over twenty years of experience in the banking and thrift industries, with experience in all facets of financial institution operations, with particular emphasis on administration, strategic planning and implementation, investment portfolio management, asset and liability management, budgeting and accounting. While at CloverBank, he was responsible for the daily management of the $30 million, three office, community-oriented federal savings bank. Mr. Stephon presently serves as Chairman of the MBA Advisory Board of Rowan University, Glassboro, New Jersey. He is a member of the School of Business Advisory Committee of The College of New Jersey and the Business Advisory Commission of Mercer County Community College, West Windsor Township, New Jersey. He has also served as a member of the Board of Governors of the New Jersey League - Community and Savings Bankers for two terms and is a Past President of the Burlington/Camden Counties Savings League. He has a Master's Degree in Business Administration from Rider University, Lawrenceville, New Jersey and a Bachelor of Science Degree in Accounting from The College of New Jersey (formerly Trenton State College), Ewing Township, New Jersey.

         William C. Hart has been the President and Chief Executive Officer of Mercer Mutual Insurance Company, Pennington, New Jersey since 1987. Mr. Hart has been a Director of Mercer Mutual Insurance Company since 1970 and was Chairman of the Board from 1979 to 1985. He has also been the Chairman of the Investment Committee at the insurance company since 1979. His experience in the thrift industry includes membership on the board of directors of CloverBank, Pennsauken, New Jersey from 1993 to 1998, Executive Vice President of Colonial Savings and Loan Association, Roselle Park, New Jersey and President of Colonial Service Corporation from 1984 to 1985 and Chief Executive Officer of Centennial Savings and Loan Association, Pennington, New Jersey from 1962 to 1984. He has a Bachelor of Science Degree in Accounting from Rider University, Lawrenceville, New Jersey.


         William V. R. Fogler is the founder and President of Van Rensselaer, Ltd., Princeton, New Jersey, a registered investment advisory and arbitration consulting firm, founded in 1989. The registered investment advisory division of Van Rensselaer, Ltd. specializes in the management of individual, corporate and ERISA portfolios. Mr. Fogler's exchange affiliations include, NYSE and NASD General Securities Representative and the American Stock Exchange Puts and Calls. He is a member of the NYSE, NASD and American Arbitration Association arbitration panels. He is a Licensed Life Insurance Agent with the State of New Jersey. He is a three term board member of the Rider University Business
Advisory Board and is the Chairman of the Development Committee. He has a Bachelor of Science Degree in Business Administration from Rider University School of Business Administration.

         Paul J. Russo is the Vice President and part-owner of the Lawrenceville Home Improvement Center, Inc., Lawrenceville, New Jersey, where he has worked since 1973. Mr. Russo's responsibilities include sales, marketing and management. He has been a volunteer manager and coach for the Lawrence

Township Little League and Babe Ruth League for ten years. He has a Bachelor's Degree of Science in Commerce, magna cum laude, from Rider University, Lawrenceville, New Jersey.

         Jonathan R. Sachs, M.D. has been a physician with the Princeton Gastroenterology Associates, Princeton, New Jersey since 1993, and in private practice since 1989. Dr. Sachs is a licensed Medical Doctor in the State of New Jersey and the Commonwealth of Pennsylvania. He became board certified in Internal Medicine in 1987 and in Gastroenterology in 1989. He is a Fellow in
both the American College of Physicians and the American College of Gastroenterology. He is the co-author of numerous articles in professional publications and abstracts. He is the past Chairman of the Section of Gastroenterology, Department of Internal Medicine at the Medical Center at Princeton. He has been active with the Unitarian Church of Princeton, the Citizens for Quality Schools in Hopewell Township, New Jersey, and as a hockey coach in the Nassau Hockey League. He is a summa cum laude graduate of Amherst College, where he received his Bachelor of Arts Degree and graduated medical school from the Medical College of Pennsylvania, Philadelphia, Pennsylvania.

         George M. Taber is the founder and President of BUSINESS NEWS New Jersey. BUSINESS NEWS New Jersey, founded in its original form in 1988, is a weekly newspaper with a readership of approximately 50,000. Mr. Taber is also the daily business commentator for the radio station New Jersey 101.5, and moderated "Business New Jersey This Week," a weekly cable television show. He was a reporter and editor with Time magazine for 21 years. He has a Master of Arts Degree from the College of Europe in Bruges, Belgium and a Bachelor of Arts Degree from Georgetown University in Washington, D.C.


Other Executive Officers

         Joseph B. Festa, Village Bank's proposed Chief Lending Officer, has over 18 years of experience in the thrift industry in Mercer County, New Jersey. Mr. Festa ^ was the Assistant Loan Officer for Roma Federal Savings Bank, Trenton, New Jersey. He was also previously a Special Investigator for the State of New Jersey and a Vice President of Essential Printing, New York, New York. Mr. Festa served as Executive Vice President and Corporate Secretary of Old Borough Savings and Loan Association, Trenton, New Jersey. Mr. Festa is a member of the Executive Committee of the Mercer County Chapter of the National Association of Independent Fee Appraisers, and is a Past President of the Mercer County Savings and Loan League. Mr. Festa holds a Master's Degree in Management from Rider University, Lawrenceville, New Jersey and a Bachelor of Science Degree in Business Administration/Marketing from The College of New Jersey (formerly Trenton State College), Ewing Township, New Jersey. ^


Remuneration of Directors and Officers


         Director Compensation. The directors of the Bank will each receive fees in the amount of $300 per month, except Mr. Stephon, who will not receive directors' fees. The organizers do not intend for the Company to pay directors' fees apart from those paid by the Bank. The Company may consider the payment of separate board fees in the future based upon several factors, including, but not limited to, the contribution of board members to the operations of the Company ^ other than the Bank and the financial condition of the Company.


         Employment Agreement. The Company entered into an employment agreement with Mr. Stephon to serve as President and Chief Executive Officer of the Company and the Bank for a three-year term. Mr. Stephon receives a base salary of $9,167 per month. According to the terms of the employment agreement, Mr. Stephon was awarded 10,000 stock options prior to the effective date of this

Prospectus, exercisable at a price equal to the offering price in this offering, and exercisable for a period of ten years from the effective date of the Prospectus.


         Pension Plan. The Bank will not initially sponsor a tax-qualified pension plan. ^ The Bank may implement a 401(k) plan, which initially will have contributions only by the employee. In the future, the Bank will consider the implementation of a retirement plan that will involve contributions made by the Bank.

         Stock Option Plan. The board of directors expects to consider a stock option plan or plans (the Option Plan) following the offering. The exercise price is expected to be the fair market value of the common stock on the date of grant, but not less than $10.00 per share. Options are expected to vest over three years. The Board considers the adoption of the Option Plan to be in the best interests of the Company and its ^ stockholders by assisting the Company and the Bank in attracting and retaining highly qualified individuals to serve as members of management and the Board. The Option Plan shares may be issued from shares purchased from the market or they may be issued from authorized but unissued shares. The implementation of the Option Plan would be subject to stockholder approval.

         Restricted Stock Plan. The board of directors expects to consider a restricted stock plan (the RSP) following the offering, the objective of which is to enable the Company and the Bank to retain personnel and directors of experience and ability in key positions of responsibility. The RSP will be implemented in accordance with applicable OTS regulations. The RSP would be managed by a committee of non-employee directors. The RSP shares may be issued from shares purchased from the market or from authorized but unissued shares. The implementation of the RSP would be subject to stockholder approval.


         Other Benefits. The Bank expects to pay benefit costs for its employees, including its officers. These costs may include such items as health care, disability insurance and group term life insurance.

Transactions with Related Parties

         After the Company commences operations, it may engage in transactions with its organizers, officers, employees, directors or other affiliated persons only to the extent that such activities are permitted by, and consistent with, all applicable state and federal regulations. OTS and FDIC regulations impose a number of restrictions on transactions and dealings between the Company and affiliated persons. The definition of "affiliated person" includes the Company's directors and officers and their spouses and certain members of their immediate families. Also included as affiliated persons are certain persons, corporations and other organizations that have a close relationship with the Company as set out in the regulations. All dealings between the Company and its affiliated persons will have to comply with those regulations. The Company plans to adopt policies designed to assure compliance with those regulations. Such transactions, should they occur, are expected to be primarily in the nature of loans made in the ordinary course of business such as home loans, educational loans or consumer loans. In addition, future material transactions made or entered into will be no less favorable to the Company than those that can be obtained from unaffiliated third parties. All future loans to directors, officers and affiliates, if any, will be made for bona fide business purposes.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of September 30, 1998, the shares of common stock owned by each person who is a beneficial owner of more than five percent of the outstanding common stock of the Company and is not an officer or director of the Company.

Name and Address of                   Amount of            Percent of Class
Beneficial Owner                 Beneficial Ownership      Before Offering(1)
----------------                 --------------------      ------------------

Fred D. Price
Cranbury, NJ                            20,000                    21.09%

Peter and Mary Russo Trust
Lawrenceville, NJ                       10,000                    10.54%

Felix Buccellata
Belle Mead, NJ                           7,500                     7.91%

Raman R. Patel
Lawrenceville, NJ                        5,000                     5.27%

John P. Russo, Jr.
Lawrenceville, NJ                        5,000                     5.27%




--------------
(1) Prior to this public offering of the common stock of the Company, there were 94,850 shares of Company common stock outstanding.


                          DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue 5,000,000 shares of the common stock, $0.10 par value, of which 94,850 shares were issued on May 20, 1998 in the private placement. The Company is authorized to issue 1,000,000 shares of serial preferred stock, $0.10 par value, with none issued to date. The Company does not intend to issue any shares of serial preferred stock in the offering, nor are there any present plans to issue such preferred stock following the offering. The following is a summary of material terms of the common stock and is subject to and qualified in its entirety by reference to the certificate of incorporation and bylaws of the Company which are filed with the SEC as exhibits to the registration statement of which this Prospectus forms a part.

Common Stock

         Voting Rights. Each share of the common stock will have the same relative rights and will be identical in all respects to every other share of the common stock. The holders of the common stock will possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if so designated by the board of directors of the Company. Each holder of the common stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the common stock and will not be permitted to cumulate their votes in the election of the Company's directors.

         Liquidation. In the unlikely event of the complete liquidation or dissolution of the Company, the holders of the common stock will be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company (including all savings accounts and accrued interest thereon); (ii) any accrued dividend claims; and (iii) liquidation preferences of any serial preferred stock which may be issued in the future.

         Restrictions   on  Acquisition  of  the  Common  Stock.   See  "Certain
Anti-Takeover Provisions" for a discussion of the limitations on acquisition of shares of the common stock.

         Other Characteristics. Holders of the common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of the Company without first offering such shares to existing stockholders of the Company. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by the Company of the full purchase price therefor will be fully paid and non-assessable.

         Issuance of Additional Shares. Other than shares to be issued pursuant to the benefit plans, the Company has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the common stock. In the future, the authorized but unissued and unreserved shares of the common stock will be available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering, or under employee benefit plans. Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the common stock are to be issued.

Serial Preferred Stock


         None of the 1,000,000 authorized shares of serial preferred stock of the Company will be issued in the offering. After the offering is completed, the board of directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The board of directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. The board of directors has no present intention to issue any of the serial preferred stock. If such stock is issued without ^ stockholder approval, such issuance ^ must be approved by a majority of independent directors who do not have an interest in the transaction and who have access to counsel.


Anti-Takeover Provisions

         The following discussion is a summary of the material provisions of the certificate of incorporation, bylaws, and certain other regulatory provisions of the Company, which may be deemed to have such an anti-takeover effect.

Provisions of the Company's Certificate of Incorporation and Bylaws

         Election of Directors. Certain provisions of the Company's certificate of incorporation and bylaws will impede changes in majority control of the board of directors. The Company's certificate of incorporation provides that the board of directors of the Company will be divided into three staggered classes, with directors in each class elected for three-year terms. Thus, it would take two annual elections to replace a majority of the Company's board. The Company's certificate of incorporation provides that the size of the board of directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The certificate of incorporation also provides that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the certificate of incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The certificate of incorporation provides that a director may only be removed for cause by the affirmative vote of at least 80% of the outstanding shares of the Company entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

         Restrictions on Call of Special Meetings. The certificate of incorporation of the Company provides that a special meeting of stockholders may be called only by the President of the Company, by a majority of the board of directors of the Company, or by a committee of the board of directors pursuant to a resolution adopted by a majority of the board of directors or pursuant to the bylaws of the Company.

         Absence  of   Cumulative   Voting.   The   Company's   certificate   of
incorporation provides that stockholders may not cumulate their votes in the election of directors.

         Authorized Shares. The certificate of incorporation authorizes the issuance of 5,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the offering to provide the Company's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The board of directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

         Procedures for Business Combinations. The certificate of incorporation requires the affirmative vote of at least 80% of the outstanding shares of the Company for any merger, consolidation, liquidation, or dissolution of the Company or any action that would result in the sale or other disposition of at least 50% of the tangible assets of the Company, unless the transaction has been approved by the board of directors. Any amendment to this provision requires the affirmative vote of at least 80% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Company's certificate of incorporation must be approved by the Company's board of directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock entitled to vote generally in the election of directors is generally required for certain provisions (i.e., number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; preemptive rights; nomination of directors and stockholder proposals; voting rights; director liability; business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the certificate of incorporation).

         The bylaws may be amended by a two-thirds vote of the board of directors or the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote in the election of directors cast at a meeting called for that purpose.

         Regulatory Restrictions. Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                         SHARES ELIGIBLE FOR FUTURE SALE


         Upon completion of the offering, the Company will have a minimum of 504,850 and a maximum of 1,294,850 shares of common stock issued and outstanding. All shares of common stock issued in the offering and in the private placement will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company) which shares will be subject to the resale limitations of Rule 144 under the Securities Act. After the offering, shares of common stock held by affiliates will be considered "control shares", and are eligible for sale in the public market in compliance with Rule 144.


         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three month period, a number of restricted shares as to which at least one year has elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company in an amount that does not exceed the greater of (i) one percent of the then outstanding shares of common stock, or (ii) if the Common Shares are quoted on the Nasdaq National Market or a stock exchange, the average weekly trading volume of the Common Shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned shares as to which at least two years have elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company is entitled to sell them without regard to the volume, manner of sale, or notice requirements of Rule 144.

                                  LEGAL MATTERS


         The validity of the common stock offered hereby and certain other matters will be passed upon for the Company by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., counsel to the Company. Certain legal matters will be passed upon for Ryan, Beck & Co., Inc. by Jamieson, Moore, Peskin & Spicer, Morristown, New Jersey.


                                     EXPERTS

         The financial statements of the Company included herein and elsewhere in this Prospectus from inception to September 30, 1998, have been included in reliance upon the report of S.R. Snodgrass A.C., Wexford, Pennsylvania, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm and experts in accounting and auditing. There have been no changes in or disagreements with the accountants.

                          VILLAGE FINANCIAL CORPORATION


                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Report of Independent Auditors............................................   F-1

Balance Sheet.............................................................   F-2

Income Statement..........................................................   F-3

Statement of Changes in Stockholders' Equity..............................   F-4

Statement of Cash Flows...................................................   F-5

Notes to Financial Statements............................................. F-6-8




^

                       [S.R. Snodgrass, A.C. letterhead]






                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------




Organizers and Stockholders
Village Financial Corporation

We have audited the accompanying balance sheet of Village Financial Corporation as of September 30, 1998, and the related statements of income, and cash flows for the period from January 16, 1998 (inception) to September 30, 1998. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Village Financial Corporation as of September 30, 1998 and the results of its operations and its cash flows for the period from January 16, 1998 (inception) to September 30, 1998, in conformity with generally accepted accounting principles.




/s/S.R. Snodgrass, A.C.
-----------------------
Wexford, PA
October 9, 1998

                          VILLAGE FINANCIAL CORPORATION
                                  BALANCE SHEET


                                                                                           September 30,
                                                                                               1998
                                                                                          --------------

ASSETS
Cash                                                                                    $         30,863
Short-term investments                                                                           760,184
Furniture and equipment                                                                           32,959
Deferred organization costs                                                                       70,000
Other assets                                                                                       3,012
                                                                                           -------------

                                 Total assets                                           $        897,018
                                                                                           =============


LIABILITIES
Accounts payable and accrued expenses                                                   $         61,527
                                                                                           -------------

STOCKHOLDERS' EQUITY
Preferred stock, par value $.10; 1,000,000 shares authorized;
        none outstanding                                                                               -
Common stock, par value $.10; 5,000,000 shares authorized;
        94,850 issued and outstanding                                                              9,485
Additional paid-in capital                                                                       939,015
Retained deficit                                                                                (113,009)
                                                                                           -------------
                                 Total stockholders' equity                                      835,491

                                 Total liabilities and stockholders' equity             $        897,018
                                                                                           =============



















See accompanying notes to the financial statements.

                          VILLAGE FINANCIAL CORPORATION
                                INCOME STATEMENT

                                                                 Period From
                                                              January 16, 1998
                                                               (Inception) to
                                                             September 30, 1998
                                                             ------------------

INTEREST INCOME                                              $         10,453
                                                                -------------

EXPENSES
     Salaries and employee benefits                                    16,899
     Occupancy and equipment                                            5,053
     Professional services                                             82,858
     Other                                                             18,652
                                                                -------------
                  Total expenses                                      123,462
                                                                -------------
Loss before income taxes                                             (113,009)
Income taxes                                                                -
                                                                -------------
NET LOSS                                                     $       (113,009)
                                                                =============

LOSS PER SHARE                                                         ($1.19)

AVERAGE SHARES OUTSTANDING (From May 20, 1998)                         94,850























See accompanying notes to the financial statements.

                          VILLAGE FINANCIAL CORPORATION
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                      Additional
                                                    Common              Paid-in            Retained
                                                     Stock              Capital             Deficit              Total
                                                     -----              -------             -------              -----

Balance, January 16, 1998 (Inception)            $           -       $           -      $           -       $           -

Sale of common stock for
   cash ($10.00 per share)                               9,485             939,015                                948,500

Net loss for the period
   ended September 30                                                                         (113,009)          (113,009)
                                                  ------------        ------------       -------------       ------------

Balance, September 30, 1998                      $       9,485       $     939,015      $     (113,009)     $     835,491
                                                  ============        ============       =============       ============
































See accompanying notes to the financial statements.

                          VILLAGE FINANCIAL CORPORATION
                             STATEMENT OF CASH FLOWS


                                                                  Period From
                                                               January 16, 1998
                                                                (Inception) to
                                                              September 30, 1998
                                                              ------------------


OPERATING ACTIVITIES
Net loss                                                           $   (113,009)
Adjustments to reconcile net loss to net cash provided
        by operating activities:
           Depreciation                                                   1,010
        Decrease in accrued organization expenses, net                  (11,485)
                                                                    ------------
                  Net cash used for operating activities               (123,484)
                                                                    ------------

INVESTING ACTIVITIES
Purchase of equipment and vehicle                                       (33,969)
                                                                    ------------
FINANCING ACTIVITIES
Proceeds from sale of common stock                                      948,500
                                                                    -----------


                  Increase in cash and cash equivalents                 791,047

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                              -
                                                                    -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                         $    791,047
                                                                    ===========




















See accompanying notes to the financial statements.

                          VILLAGE FINANCIAL CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation
--------------------------------------

Village Financial Corporation ("the Corporation") was incorporated under the laws of the State of New Jersey on January 16, 1998, for the purpose of becoming a holding company, which will own all of the outstanding shares of capital stock of a proposed federal stock savings bank with the name Village Bank ("the Bank"). The Corporation will be a unitary savings and loan holding company and will own only the Bank. As of September 30, 1998, the Corporation is capitalized to the extent currently considered necessary to provide adequate funding of the ongoing organization efforts of management in the formation of the Bank. Additional funds necessary to adequately capitalize the Bank will be raised through a contemplated initial public offering ("IPO"), which is discussed in greater detail in these notes. Upon satisfaction of the conditions of the IPO and receipt of appropriate regulatory approval, the Bank will operate two branch offices as a community oriented bank concentrating on consumer residential and installment loan products and deposit services, and will be headquartered in Lawrenceville, New Jersey. Qualifying customer bank deposit accounts will be insured by the Federal Deposit Insurance Corporation. The anticipated opening of the Bank is scheduled for the first quarter of 1999, pending receipt of necessary regulatory approvals and raising adequate capital funds.

To date, the Corporation's operations have been limited to in-formation procedures; raising capital, recruiting officers and staff, obtaining a banking facility and working towards obtainment of regulatory approval. Since the Corporation's planned principal operations have not yet commenced no significant revenue has been derived therefrom. There is no assurance that the Corporation will be able to raise sufficient capital to satisfy minimum regulatory capital requirements. Further, if such capital requirements are not met, the formation of the Bank will be delayed or not materialize.

The accounting and reporting policies of the Corporation conform with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and income and expenses during the reported period. Actual results could differ from those estimates. In the opinion of management, the accompanying financial statements of the Corporation contain all adjustments necessary for the fair presentation of the Corporation's balance sheet, results of operations and cash flows for the period from inception through September 30, 1998. The results of operations for this period are not indicative of the results that may actually occur once operations commence and could be materially different.

Short-term Investments
----------------------

The Corporation's short term investments are comprised of a money market deposit account maintained with a correspondent bank and shares purchased in a national dealer/broker interest-bearing money fund account.

                          VILLAGE FINANCIAL CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Furniture and Equipment
-----------------------

Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions are capitalized.

On July 17, 1998 the Corporation entered into an operating lease arrangement for office space located in Pennington, New Jersey. Monthly office rental payments of $700 and furniture rental payments of $62 a month will be payable over the lease term, which is for one year. This site will serve as the Corporation's temporary headquarters until a full service banking and administrative site has been negotiated.

Deferred Organization Costs and Start-up Activities Expenses
------------------------------------------------------------

Such costs are for organization work being completed as well as the registration process for the IPO. Offering expenses will be charged to stockholders' equity upon completion of the IPO and are presently recorded as deferred organization costs. Organizational services relating to the preparation of regulatory applications, feasibility studies, and financial projections are considered costs of start-up activities and will be charged to expense once paid.

All other ongoing organizational and start-up costs incurred primarily before the commencement of operations as a bank will also be expensed in accordance with the AICPA accounting statement of Position 98-5, "Reporting on the Costs of Start-up Activities." The Statement requires entities to expense costs of start-up activities as they are incurred.

Cash Flow Information
---------------------

Cash equivalents include the interest-bearing deposit held with a correspondent bank and funds held in a money fund with a dealer/broker.

Income Taxes
------------

     The Corporation has not provided for a federal or state income tax provision for the period ending September 30, 1998, as the Corporation represents an entity in-formation and has incurred a cumulative operating loss since the date of incorporation. As such, a 100% valuation allowance for the deferred tax assets, comprised solely of the tax benefit generated from the operating loss, has been recorded.

                          VILLAGE FINANCIAL CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Organization Period Stock Option Plan - President
-------------------------------------------------


Effective August 1, 1998 the Corporation entered into an Employment Agreement with the President of the Corporation. As a part of the Agreement, the Corporation has granted stock options for a minimum of 10,000 shares, and a maximum of 30,000 shares of common stock. The President vests in 833 shares for every full month that transpires through the effective date of the Corporation's IPO and is guaranteed the minimum of 10,000 shares. The per share exercise price of an option granted ^will be for $10, which is the anticipated IPO offering price. The stock options have an expiration term of ten years from the effective date of the ^Employment Agreement. The Corporation accounts for stock option grants in accordance with APB Opinion 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for the stock option grants. Had the Corporation accounted for compensation cost on the basis of fair value pursuant to Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation," there would have been no effect on the net loss and loss per share information as disclosed on the Statement of Operations.


Stockholders' Equity and Initial Public Offering
------------------------------------------------

Initial capitalization of the Corporation has occurred through the subscription and issuance of common stock, in a private placement during the second quarter of 1998. As of September 30, 1998, a total of 94,850 shares, at an offering price of $10.00 per share, have been subscribed to and issued.


The Corporation intends to issue between 425,000 and ^1,200,000 shares of common stock at $10.00 per share in the IPO. Current shares of common stock owned by investors, from a private placement, and any other additional shares issued prior to the IPO, will remain issued and outstanding. The Corporation anticipates purchasing all of the common stock to be issued by the Bank with the net proceeds received from the private placement and the IPO.


Earnings Per Share
------------------

For the period ending September 30, 1998, earnings per share is calculated using the weighted average number of shares outstanding from May 20, 1998 (issue date) through September 30, 1998, including common stock equivalents, if such items have a dilutive effect. For 1998, the Corporation has maintained a simple capital structure; therefore, there are no dilutive effects on loss per share computations.

                          Village Financial Corporation





                          ^ 425,000 to 1,200,000 Shares
                                  Common Stock




                              --------------------

                                   PROSPECTUS

                             --------------------






                                Ryan, Beck & Co.




                            Dated _______ __, ^ 1999



                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 25. Other Expenses of Issuance and Distribution

*        Legal services..............................................$100,000
*        Accounting and consulting fees..............................  30,000
*        Registration and application fees...........................  20,000
*        Printing, stationery and supplies...........................  10,000
*        Pre-opening salaries/benefits/health insurance.............. 183,000
*        Occupancy costs.............................................  20,000
*        Marketing, travel and promotions............................   8,000
*        Underwriting expenses (not including commissions)^(1)  .......50,000
*        Postage and telephone.......................................   2,000
*        Miscellaneous...............................................  10,000
                                                                      -------
         TOTAL ......................................................$433,000

* Estimated. Includes all expenses in connection with all regulatory applications (i.e., SEC, OTS, and FDIC).

^--------------
^(1) The Registrant will pay an underwriting commission in the amount of 7.75% of the gross proceeds sold by the underwriter. The underwriter contemplates soliciting sales of the common stock, but not before the Registrant has raised $5 million in the offering and in the previously conducted private placement.

Item 27. Exhibits:

                  The exhibits filed as part of this Registration Statement are as follows:

      ^1       Form of Underwriting Agreement
       3(i)    Certificate  of  Incorporation  of  Village   Financial
                 Corporation* (ii) Bylaws of Village Financial Corporation*
       4.1     Specimen Stock Certificate of Village Financial Corporation*
       4.2 Form of Subscription Agreement (included as Appendix A to the Prospectus)
       5       Opinion of Malizia, Spidi, Sloane & Fisch, P.C.*
      10.1     Employment Agreement with Kenneth J. Stephon*
      10.2     Lease Agreement (Lawrenceville)^*
      10.3     Lease Agreement (Pennington)^*
      10.4    ^Revised From of Escrow Agreement
      23.1     Consent of Malizia, Spidi, Sloane & Fisch, P.C. (included in
                 Exhibit 5)*
      23.2     Consent of S.R. Snodgrass, A.C.
      24.1     Power of Attorney (reference is made to the Signature page)*
      24.2     Certified Board Resolutions authorizing Power of Attorney*
      27       Financial Data Schedule**


      *        Previously filed
      **       Electronic filing only

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Lawrenceville, New Jersey, on January ^13, 1999.

                            VILLAGE FINANCIAL CORPORATION



                            By: /s/ Kenneth J. Stephon
                                ------------------------------------------------
                                Kenneth J. Stephon
                                President, Director and Chief Executive Officer (Duly Authorized Representative)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of January ^13, 1999.


By:/s/ Kenneth J. Stephon                           By: /s/ Paul J. Russo           *
   ------------------------------------------           -----------------------------
    Kenneth J. Stephon                                  Paul J. Russo
    President, Director, Chief Executive                Director
    Officer and Chief Financial/Accounting Officer


By:/s/ William C. Hart                     *        By: /s/ Jonathan R. Sachs       *
   ------------------------------------------           -----------------------------
    William C. Hart                                     Jonathan R. Sachs
    Director                                            Director
    (Chairman of the Board)


By:/s/ William V.R. Fogler                 *        By: /s/ George M. Taber         *
   ------------------------------------------           -----------------------------
    William V.R. Fogler                                 George M. Taber
    Director                                            Director



*   By:/s/ Kenneth J. Stephon
   ------------------------------------------
        Kenneth J. Stephon,
        under Power of Attorney dated August 27, 1998
